Preliminary Offering Circular

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

FIRST LIGHT BANCORP

20 N.W. 4th Street, Suite 101
Evansville, Indiana 47708

(812) 492-1801

1,538,462 SHARES OF COMMON STOCK

including up to 769,231 Shares of Common Stock
issuable upon the exercise of Subscription Rights at $6.50 per Share

First Light Bancorp (the “Company”, “we”, “us” or “our”) is an Indiana corporation and the sole shareholder of The Commerce Bank (the “Bank”), an Indiana banking corporation.  We are offering, pursuant to this Offering Circular, to sell up to 1,538,462 Shares of our common stock (the “Shares”).  See “Description of the Shares” on page 44 for a discussion of the terms of the Shares.  Up to 769,231 Shares will be offered to persons who own our common stock as of the close of business on September 22, 2015 (the “Rights Offering”).  Concurrently with the Rights Offering, we are also offering to sell a minimum of an additional 769,231 Shares to investors residing in the greater Clarksville, Indiana community. The Shares are being offered by the Company on a best efforts basis without the services or expenses of an underwriter or selling agent.

In the Rights Offering, Shareholders of record as of September 22, 2015 (the “Record Date”) will receive one subscription right for every 1.986103 Shares of our common stock owned on the Record Date, subject to certain limitations and subject to allotment. Each subscription right will entitle you to purchase 1 Share, rounded down to the nearest whole number, of our common stock at the subscription price of $6.50 per Share. For example, an eligible shareholder who owns 1,000 Shares of stock will initially be entitled to purchase an additional 503 Shares (1,000/1.986103 = 503.49855; rounded to 503).  If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an oversubscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed Shares of our common stock at the same subscription price of $6.50 per Share. To the extent you properly exercise your oversubscription privilege for an amount of Shares that exceeds the number of the unsubscribed Shares available to you, any excess subscription payments received by the Company will be returned to you promptly, without interest, following the expiration of the Rights Offering. The subscription rights will expire if they are not exercised by 5:00 pm., Eastern Standard Time, on November 30, 2015. We reserve the right to extend the expiration date one or more times.  You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering. All exercises of subscription rights are irrevocable. The subscription rights may not be sold, transferred or assigned. The Rights Offering is not contingent upon the sale of any minimum number of Shares and no escrow account will be utilized.

Concurrently with the Rights Offering, we are also offering to sell a minimum of an additional 769,231 Shares at $6.50 per Share to investors in the Clarksville/Floyd County, Indiana, market (the “Clarksville Offering).  The Clarksville Offering is contingent upon the sale of a minimum of 769,231 Shares. Proceeds from investors in the Clarksville Offering will be held in escrow until the minimum number of Shares is sold. If the minimum number of Shares of 769,231 is not sold in the Clarksville Offering, the Clarksville Offering will not close and any payments received by the Escrow Agent will be returned to you promptly, without interest, following the expiration of the Clarksville Offering.  In addition, we may offer any of the Shares of common stock that remain unsubscribed (after taking into account all over-subscription privileges exercised) at the expiration of the Rights Offering in the Clarksville Offering at $6.50 per Share.  The Clarksville Offering will close on February 29, 2016.  We reserve the right to extend the expiration date one or more times.

We may in our sole discretion cancel or terminate the Rights Offering or the Clarksville Offering, or both, at any time. If we cancel the Rights Offering or the Clarksville Offering, we or the Escrow Agent will return all subscription payments received with respect to the cancelled offering without interest or penalty.

	Price to Public	Underwriting discount and commissions	Proceeds to issuer(1)	Proceeds to other persons
Per Share:	$6.50	n/a	$6.50	n/a
Total Minimum:	$500,001.50	n/a	$500,001.50	n/a
Total Maximum:	$10,000,003.00	n/a	$10,000,003.00	n/a

(1)           Prior to payment of expenses of the Rights and Clarksville Offering, estimated to be $100,000.

THE SHARES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF THE COMPANY, THE BANK, OR ANY NON-BANK AFFILIATE OF THE COMPANY, AND THEY ARE NOT

INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

OUR COMMON STOCK IS NOT LISTED OR TRADED ON ANY NATIONAL SECURITIES EXCHANGE, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This investment involves risks, including the possible loss of principal.  See “Risk Factors” beginning on page 9 to read about factors you should consider before investing in the Shares.

The date of this Offering Circular is September 22, 2015.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this Offering Circular, including the risk factors set forth herein, contains or incorporates by reference certain forward-looking projections, goals, assumptions and statements about the Company’s and the Bank’s financial condition, results of operations and business that are based on its current and future expectations.  You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  Such statements reflect the Company’s and the Bank’s current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Offering Circular that could cause actual results to differ materially from those contemplated in such forward-looking statements.  Factors that could cause the Company’s and the Bank’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•                  legislative or regulatory changes that affect the Company’s or the Bank’s business including the Dodd-Frank Act and its impact on the Company’s or the Bank’s compliance costs;

•                  deterioration of the credit quality of the Bank’s loan portfolio, increased default rates and loan losses or adverse changes in the industry concentrations of the Bank’s loan portfolio;

•                  the Bank’s ability to manage the impact of changes in interest rates, spreads on interest earning assets and interest-bearing liabilities, and interest rate sensitivity;

•                  the financial health of certain entities, including government sponsored enterprises, the securities of which the Bank owns or acquires;

•                  increased competitive pressures among financial services companies;

•                  failures of counterparties or third party vendors to perform their obligations;

•                  prepayment speeds, loan originations, credit losses and market values, collateral securing loans and other assets;

•                  adverse changes in the securities market;

•                  implementation of the “qualified mortgage” rule;

•                  implementation of the TILA-RESPA Integrated Disclosure rule;

•                  the economic impact of past and any future terrorist attacks, acts of war, or threats thereof and the response of the United States to any such threats and attacks;

•                  the amount of assessments and premiums the Bank is required to pay for FDIC deposit insurance;

•                  the costs, effects, and outcomes of existing or future litigation;

•                  the failure to successfully implement the Company’s business plan in the Clarksville, Indiana market;

•                  the ability of the Company and the Bank to manage the risks associated with the foregoing factors as well as anticipated risk factors; and

•                  such other factors discussed throughout the “Risk Factors” section of this Offering Circular.

You are cautioned that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Circular.  There may be events in the future that the Company or Bank has little control or is unable to accurately predict.  These statements are representative only as of the date this Offering Circular.  Before you invest in the Shares, you should be aware that the occurrence of the events described in these risk factors, and elsewhere in this Offering Circular, could have a material adverse effect on the Company’s and Bank’s business, operating results and financial condition.

OFFERING CIRCULAR SUMMARY

This section sets forth in summary form certain information regarding the Company and the offering and highlights some of the information in this Offering Circular.  Because this section is a summary, it does not contain all of the information that you should consider before exercising your subscription rights in the Rights Offering or subscribing to purchase shares of our common stock in the Clarksville Offering.  You should read the entire Offering Circular carefully, including the “Risk Factors” section.  For convenience, references in this Offering Circular to “we,” “us,” “our,” or the “Company” mean First Light Bancorp and its consolidated subsidiary, The Commerce Bank, except where the context indicates otherwise.   References to “Bank” mean The Commerce Bank.

First Light Bancorp

First Light Bancorp (the “Company”) owns 100% of The Commerce Bank.  Both the Company and the Bank maintain headquarters located at 20 NW 4th Street Evansville, Indiana 47708. The directors and management of the Company and the Bank are focused on providing traditional “hometown” community bank services, emphasizing the establishment of personalized long-term financial relationships with individuals and small businesses who value the availability of working with experienced, local decision makers.  The President and Chief Executive Officer of the Company is Thomas L. Austerman.

The Company filed an Offering Statement on Form 1-A with the Securities and Exchange Commission in connection with this Offering, of which this Offering Circular is a part.  The Offering Statement contained various exhibits, many of which are referenced in this Offering Circular.  Copies of these exhibits are available upon request by any prospective purchaser of the Shares.

Summary of the Offering Terms

Offering Size:

Up to approximately $10 million of shares of common stock, consisting of a minimum of approximately $5 million to be sold to investors residing in the Clarksville, Indiana market (the “Clarksville Offering”), and up to approximately $5 million to shareholders of the Company as of September 22, 2015 (the “Rights Offering”).

Manner of Offering:

We are distributing, at no charge to our existing shareholders as of September 22, 2015, non-transferable subscription rights to purchase up to an aggregate of 769,231 shares of our common stock in the Rights Offering. Concurrently with the Rights Offering, we are also offering to sell a minimum of an additional 769,231 shares in the Clarksville Offering.

Other than the shares offered pro rata pursuant to the basic subscription privilege in the Rights Offering, allocation of all shares purchased will be strictly in our sole and absolute discretion.

Purchase Price:

$6.50 per share. This was determined by the Board of Directors based upon various factors, including the per share book value of our common stock as of July 31, 2015, the trading history of our common stock, our operating history and our prospects for further earnings, our current performance and the prices of equity securities of comparable companies.

Minimum Investment:	The minimum subscription per individual or entity in the Clarksville Offering is 3,077 Shares, or $20,000.50. A

purchaser in the Clarksville Offering will be entitled to purchase a maximum of 92,307 Shares, or $599,995.50.

Existing shareholders of the Company will be entitled to purchase in the Rights Offering a number of shares equal to:

• the number of shares held of record as of the record date of September 22, 2015;
• divided by 1.986103, rounded down to the nearest whole number.

Conditions to Closing:

The Clarksville Offering is conditioned upon the sale of all 769,231 Shares offered in the Clarksville Offering. All proceeds from the Clarksville Offering will be held in an escrow account until this minimum number of Shares is sold. If this minimum is not achieved prior to the termination date of the Clarksville Offering, no subscriptions will be accepted by the Company in the Clarksville Offering and the invested funds will be returned, without interest, to subscribers. If all 769,231 Shares offered in the Clarksville Offering are sold, and all shares offered by the Company in the Rights Offering are not sold, the shares not sold in the Rights Offering may be offered for sale by the Company in the Clarksville Offering.

Closing of the Rights Offering is not conditioned upon the sale of any minimum number of Shares, and is not conditioned upon the success of the Clarksville Offering. There will be no escrow of the proceeds of the Rights Offering.

Shares of Common Stock Offered:

Up to 1,538,462 Shares, comprised of 769,231 shares in the Clarksville Offering and 769,231 shares in the Rights Offering. The number of Shares being offered represents 100.7% of the issued and outstanding common stock as of September 22, 2015, excluding the 262,523 shares issuable upon exercise of stock warrants outstanding as of July 31, 2015.

Shares of Common Stock Authorized and Outstanding:

5,000,000 shares of common stock authorized, with 1,527,772 shares outstanding as of the date of this Offering Circular. This number excludes 262,523 shares issuable upon exercise of stock warrants outstanding as of July 31, 2015.

Shares of Common Stock to be Outstanding after Completion of this Offering:

If the Clarksville Offering and the Rights Offering are fully subscribed, the Company will issue 1,538,462 new shares of common stock. As a result, the Company would have 3,066,234 shares of common stock outstanding immediately after the Offering, an increase of 100.7% in the number of outstanding shares of common stock.

Shares of Common Stock Owned by the Company’s Directors and Executive Officers:	The Company’s directors and executive officers beneficially own in the aggregate 588,487 shares, or 36.79% of its total outstanding common stock as of the date of this Offering

Circular. The Company’s directors and executive officers have indicated a non binding intent to purchase up to approximately 192,300 shares in the Rights Offering.

Dividends:	The Company does not currently pay a dividend on the shares and does not have an intention to pay a dividend in the reasonably foreseeable future.

The primary source of funds for the Company is dividends from the Bank. In this respect, the Bank is currently prohibited from paying dividends under Indiana law. As of August 31, 2015, the Company had cash of approximately $10,500.

Reasons for the Offering:

The Company and the Bank are committed to maintaining high capital levels in order to allow for additional growth, increase the Bank’s competitive position through increased lending limits and enhance the Bank’s ability to take advantage of opportunities which may arise from time to time.

In addition, management believes the Bank has an opportunity to establish a presence in the Clark and Floyd County, Indiana banking market. In this respect, the Bank has received approval to open a banking office at 1122 Veterans Parkway, Clarksville, Indiana. If the Company does not sell at least 769,231 shares in the Clarksville Offering, the Clarksville Offering will not close and the Bank will not open the new banking office.

As such, because of the growth of the Bank and the proposed opening of the new banking office in Clarksville, management believes it is beneficial to increase the Bank’s capital at this time in order to better support this growth and anticipated growth.

Use of Proceeds:

Except for $500,000 which the Company will retain, the Company will contribute all of the remaining net proceeds of the Clarksville Offering and the Rights Offering into the capital account of the Bank. The $500,000 retained by the Company will be used for debt service, which is approximately $135,000 per year, and general corporate purposes.

If the Clarksville Offering closes, the Bank intends to use the net proceeds contributed by the Company to finance and support the Bank’s proposed de novo branch located in Clarksville, Indiana, for working capital, to support internal and external growth, and for general corporate purposes.

If the Clarksville Offering does not close, the Bank intends to use the net proceeds contributed by the Company from the Rights Offering for working capital, to support internal and external growth, and for general corporate purposes.

Eligible Purchasers:	Residents of the greater Clarksville, Indiana community are eligible to purchase shares in the Clarksville Offering.

Shareholders of record as of September 22, 2015 are eligible to purchase shares in the Rights Offering.

Rights Offering

Subscription Rights:	If you are a shareholder of record as of September 22, 2015, you will receive subscription rights to purchase in the Rights Offering a number of shares equal to:

• the number of shares held of record as of the record date of September 22, 2015;
• divided by 1.986103, rounded down to the nearest whole number.

For each whole subscription right you own, you will have a basic subscription privilege to buy from us one share of our common stock at a subscription price of $6.50 per share.

Subscription rights may only be exercised in whole numbers; we will not issue fractional rights and will round all of the subscription rights down to the nearest whole number. You may exercise your basic subscription privilege for some, or all of your rights or you may choose not to exercise your rights. If any subscription rights remain unexercised after the expiration of the Rights Offering, they will expire and have no value.

Non-Transferability of Rights:	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on any stock exchange or trading market.

Oversubscription:

Investors in the Rights Offering who exercise all of their subscription rights may have the opportunity to purchase additional shares of common stock. The shares available for purchase pursuant to the exercise of over-subscription privileges will be allocated on a pro-rata basis based upon the number of shares owned by each oversubscribing shareholder on the record date. The oversubscription privilege will be available exclusively to our shareholders as of September 22, 2015 until the expiration of the Rights Offering. Thereafter, such shares will be available for sale in the Clarksville Offering.

If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. We will mail such refunds as soon as practicable after the completion of the Rights Offering.

How to Subscribe in the Rights Offering:	To exercise your subscription rights, you must take the following steps:

•                  If you are a registered holder of our common stock, you may deliver payment and a properly completed Rights Offering subscription agreement to the Company before 5:00 p.m. Eastern Standard Time on November 30, 2015, unless the expiration is extended. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•                  If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m. Eastern Standard Time on November 30, 2015. If you wish to purchase shares of our common stock in this manner, please promptly contact your broker, dealer, custodian bank, or other nominee as record holder of your shares. We will ask your record holder to notify you of this Offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”

• If you do not deliver your Rights Offering subscription agreement to us prior to the expiration of the Rights Offering, your subscription rights will expire.

Expiration of Rights Offering:	5:00 p.m. Eastern Standard Time on November 30, 2015, unless the expiration is extended or earlier terminated. We reserve the right to extend or terminate the Rights Offering in our sole discretion.

Clarksville Offering

Shares Offered:

Concurrently with the Rights Offering, we will be offering a minimum of 769,231 shares at $6.50 per share in the Clarksville Offering. These shares will be offered by our officers and directors on a best efforts basis to individuals in the Clarksville, Indiana area as identified by our officers and directors.

If all 769,231 Shares offered in the Clarksville Offering are sold, and all shares offered by the Company in the Rights Offering are not sold, the shares not sold in the Rights Offering may be offered for sale by the Company in the Clarksville Offering.

We will hold funds received in payment for shares of our common stock in the Clarksville Offering in an escrow account pending receipt of subscriptions for a minimum of 769,231 shares (the “Minimum Offering”). This money will be held in escrow until the Minimum Offering has been sold. If the Minimum Offering is not sold in the Clarksville Offering, the funds will be returned, without interest. Once the Minimum Offering Proceeds are received and the Initial Closing has occurred, we will receive the proceeds from any subsequent Clarksville Offering Subscription Agreements delivered to the escrow agent upon acceptance by us of the Subscription Agreement.

How to Subscribe in the Clarksville Offering:

If you are subscribing for Shares in the Clarksville Offering, complete and sign the enclosed Clarksville Offering Subscription Agreement provided with this Offering Circular and send it to the Escrow Agent at the address provided in the Clarksville Offering Subscription Agreement. Concurrently with the delivery of the Subscription Agreement, you must deliver funds for the full subscription amount to the escrow agent, by check payable to “JCB Escrow Agent for First Light Bancorp”.

Expiration of Clarksville Offering:

5:00 p.m. Eastern Standard Time on February 29, 2016, unless the expiration is extended or earlier terminated. We reserve the right to extend or terminate the Clarksville Offering in our sole discretion.

Acceptance of Subscriptions:

Subscriptions for our common stock are not binding on the Company unless accepted by us. We reserve the right, in our sole discretion, to reject any subscription received in the Clarksville Offering, in whole or in part. If we do not accept, in whole or in part, any particular subscription, we will mail a refund to that subscriber in an amount equal to the purchase price for the common stock as to which such subscription is not accepted. We will not pay any interest on funds submitted with subscriptions. All refunds will be mailed as soon as reasonably practicable after the expiration of the Clarksville Offering.

Initial Closing Date:

Upon receipt of subscriptions and payment for the Minimum Offering in the Clarksville Offering, we will be entitled to receive the proceeds from the Minimum Offering and allocate and release for delivery any shares subscribed for as of such date (the “Initial Closing Date”). We intend for the Initial Closing Date to occur no later than ten business days following the receipt of the Minimum Offering Proceeds, subject to adjustment at our discretion.

Final Closing Date:

As soon as reasonably practicable following the expiration of the Clarksville Offering, we intend to complete the allocation of any remaining shares and return any funds paid for subscriptions that we have not accepted. We intend for the final allocations to occur no later than ten business days following the expiration of the Clarksville Offering (the “Final Closing Date”).

No Underwriters	The Offering is being sold directly by the Company, and is not being underwritten.

No Revocation

Shareholders who exercise rights in the Rights Offering and potential investors who subscribe for common stock in the Clarksville Offering are not allowed to revoke or reduce the principal amount of common stock subscribed, even if such shareholders later learn information about us that they consider to be unfavorable. You should not exercise your subscription rights or subscribe for our common stock unless you are certain that you wish to purchase shares of our common stock offered pursuant to this Offering.

No Board of Directors Recommendation

Our Board is not making a recommendation regarding your exercise of the subscription rights or the purchase of shares of our common stock. You are urged to make your decision based on your own assessment of our business and this Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Extension, Cancellation, and Amendment

We have the option to extend the Rights Offering and the Clarksville Offering expiration dates, although we do not presently intend to do so. Our Board may cancel the Rights Offering or the Clarksville Offering, or both, at any time prior to the expiration the expiration for any reason. In the event either the Rights Offering or the Clarksville Offering is canceled, all subscription payments received with respect to such Offering will be returned, without interest or penalty, as soon as practicable. We also reserve the right to amend or modify the terms of either the Rights Offering or the Clarksville Offering.

Risk Factors

See “Risk Factors” beginning on Page 9 of this Offering Circular to read about important factors you should consider before exercising your subscription rights or subscribing to purchase shares of our common stock.

SELECTED FINANCIAL DATA

The following selected financial data for the fiscal years ended December 31, 2014 and 2013 are derived from audited financial statements of the Company. The financial data for the six months ended June 30, 2015 and 2014 is derived from unaudited financial statements of the Company.  The financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes accompanying this Offering Circular.

Consolidated Summary Financial Data

(in thousands, except per-share data)

	Fiscal Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
	(audited)		(unaudited)
Statements of Income:
Net interest income	$2,892	$2,435	$1,611	$1,348
Provision for loan losses	108	—	125	—
Non interest income	755	905	432	324
Non interest expense	3,178	3,019	1,805	1,555
Income before income taxes	360	321	113	117
Income taxes	155	(1,559)	50	52
Net income	$204	$1,880	$63	$65

Period-end Balances:
Loans (net)	$71,248	$55,327	$79,950	$63,174
Securities	2,793	3,493	2,481	3,114
Total assets	102,781	78,016	113,079	85,148
Deposits	82,269	66,752	89,787	71,048
Borrowings	11,306	2,663	13,500	5,000
Shareholders’ equity	9,206	8,601	9,379	8,848

Average Balances:
Loans (net)	$63,163	$49,453	$76,127	$57,440
Securities	3,134	4,033	2,664	3,309
Total assets	84,664	69,162	107,710	78,837
Deposits	70,631	61,659	86,464	66,583
Borrowings	4,864	1,430	11,566	3,373
Shareholders’ equity	8,869	5,881	9,330	8,676

Selected Ratios and Other Data:
Earnings per share	$0.14	$1.53	$0.04	$0.05
Book value per share	$6.11	$6.00	$6.14	$6.04
Return on average assets	0.24%	2.72%	0.12%	0.17%
Return on average equity	2.30%	31.96%	1.36%	1.51%
Net interest margin	3.57%	3.65%	3.18%	3.62%
Average equity to average assets	10.48%	8.50%	8.66%	11.00%
Nonperforming assets to total assets	0.46%	0.92%	0.80%	0.83%

See the Financial Statements and accompanying footnotes beginning on Page F-1 of this Offering Circular.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this Offering Circular before deciding whether to invest in this Offering.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected.  In such case, you may lose part or all of your investment.

Caution Regarding Forward Looking Statements

Some of the information in this Offering Circular, including the risk factors listed below, contains or incorporates by reference certain forward-looking statements about our financial condition, results of operations and business that are based on our current and future expectations.  You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Offering Circular that could cause actual results to differ materially from those contemplated in such forward-looking statements.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Circular.  There may be events in the future that we are not able to predict accurately or over which we have no control. These statements are representative only of the date hereof.

The risk factors listed below, as well as any cautionary language in this Offering Circular, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Offering Circular could have a material adverse effect on our business, operating results and financial condition.

Risks Related to the Shares

The Shares are not insured.

The Shares are not deposits or other obligations of a bank, nor are they insured by the Federal Deposit Insurance Corporation (the “FDIC”) or by any other governmental agency.

The Shares have not been registered with the Securities and Exchange Commission or any state securities commission.

The Shares have not been registered under the Securities Act of 1933 (the “Act”) in reliance upon Regulation A promulgated thereunder.  In addition, the Company may rely upon available exemptions from securities registration under applicable state securities laws.  As such, the Company does not intend at this time to register the Shares with the Securities and Exchange Commission or with any state securities commission.  For this reason, investors do not and will not enjoy the benefits or security, if any, which may be derived from such a registration and corresponding review by regulatory officials.

The Company is dependent upon the Bank for its income, and the Bank currently is prohibited from paying dividends.

We conduct substantially all of our business through our bank subsidiary, The Commerce Bank.  Although we have the ability to raise capital, such as through the sale of additional shares of stock or the issuance of debt, our cash flow is largely dependent upon the cash flow of the Bank and the payment of funds by the Bank to us.  In this respect, because the retained earnings capital account of the Bank is negative, the Bank is prohibited by applicable Indiana law from paying dividends.  We can offer no assurance when the Bank will be able to declare and pay a dividend to the Company or the amount of such dividend if such dividend is allowed.

The Company could default on its debt and lose the stock of the Bank.

The Company currently has cash of $10,500 and annual debt expense of $135,000.  In the event that the Bank remains prohibited from paying dividends, as discussed above, the Company may be unable to timely service its debt and therefore may default.  Because the Company has pledged all of the stock of the Bank as collateral, in the event the Company defaults on its debt, it could lose the stock of the Bank.  The Company intends to retain $500,000 of the net proceeds in order to service its outstanding debt for the next four quarters.

We do not expect to pay cash dividends on our common stock.

We have not paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  As discussed above, the Bank is currently prohibited from declaring and paying a dividend to the Company and we can offer no assurance when the Bank will be able to declare and pay a dividend to the Company or the amount of such dividend if such dividend is allowed. Even if dividends from the Bank are permitted in the future, future earnings of the Bank and resulting dividends to the Company may not be sufficient to permit the legal payment of dividends to you.

Finally, even if the Company may legally declare dividends, the amount and timing of such dividends is at the sole discretion of the Company’s Board of Directors, which will take into account our consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant.

There is no public trading market for the Shares.

There is no existing market for the Shares.  The Shares will not be listed or quoted on any stock exchange or an over-the-counter market.  It is unlikely that a public market for the Shares will develop.  There can be no assurance as to whether or how quickly a share of common stock may be resold or the price for which you may resell such shares.

The price of the Shares may not indicate present or future value.

The price for the Shares of $6.50 per share was determined by the Board based on several considerations, including the book value of the stock of the Company and the most recent trades of the stock of the Company of which management was aware.  Notwithstanding the Board’s determination, however, the price may not accurately reflect the present or future market value of the Company’s common stock.  The Shares to be issued in the Offering will bear restrictions upon transferability which will restrict your ability to shift your investment in the Shares to an alternative investment in the future.  Because there is not an established public trading market for the Shares, the offering price of $6.50 may not reflect the price which would be paid for the Shares on an active market.  The offering price should not necessarily be relied upon when determining the value of your investment, which may be less than $6.50 per share.

We may need additional capital in the future, which could require the issuance of additional common or preferred stock, and which could dilute existing shareholders or have terms superior to the terms of the common stock.

Because the Bank is currently prohibited from paying dividends and the Company is dependent upon the Bank for its income, it may be necessary to raise additional capital in the future in order to satisfy the obligations of the Company.  The annual debt service of the Company is currently $135,000.

Further, although we believe the net proceeds of this offering will be sufficient to satisfy the Company’s and the Bank’s capital needs for the foreseeable future, in the event the Company or the Bank needs additional capital, it may be necessary for the Company to issue additional shares of common or preferred stock.  If the Company issues additional common shares, the price of the shares may be greater or less than the price of shares issued in this offering.  Additionally, the issuance of the common shares would cause a decrease in each existing shareholder’s ownership percentage in the Company.

If the Board of Directors decides to issue preferred stock, the Board is authorized by the Company’s Articles of Incorporation to designate the terms of the preferred stock.  As a result, the preferred stock may have rights, such as mandatory cumulative dividends, that are superior to the rights of holders of common stock.

Risks Related to the Company

We have exposure to unsecured and under-collateralized loans.

Although our loans are usually collateralized and/or guaranteed, we have in the past made loans on a fully or partially unsecured basis.  As of December 31, 2014, we had commitments $4.8 million in unsecured loans, which represented 52.3% of our total capital and 6.67% of total loans.  There were $2.4 million in unused, unsecured loan commitments at December 31, 2014. As of June 30, 2015, we had $6.2 million in unsecured loans, representing 66.3% of our total capital and 7.7% of total loans.  There were $1.4 million in unused, unsecured loan commitments at June 30, 2015.  These numbers do not reflect loans which are not currently fully collateralized.  If the borrowers default on any unsecured or undercollateralized loans, we may not be able to collect the outstanding principal and interest.  In the event of a foreclosure, bankruptcy, liquidation, winding up, reorganization or other similar proceeding relating to such borrowers, and in certain other events, such borrower’s assets may only be available to pay obligations on our unsecured loans after the borrower’s other indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay the principal or interest on the unsecured loans we may make.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•                  cash flow of the borrower and/or the project being financed;

•                  in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•                  the credit history of a particular borrower;

•                  changes in economic and industry conditions; and

•                  the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for what we believe to be any probable losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including industry concentrations; specific credit risks; historical loan loss experience; amount of non-performing loans; current loan portfolio quality; the amount and quality of collateral, including guarantees, securing the loans; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.  Depending upon the strength of the economy and our loan portfolio, significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. If charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

At December 31, 2014, our allowance for loan losses as a percentage of total loans was 1.27%, and as a percentage of total non-performing loans was 0.07%.  For 2015, through June 30, the Bank has made provision for loan losses of $125,000 so that our allowance for loan losses at June 30 as a percentage of total loans was 1.25% and as a percentage of total non-performing loans was 0.41%.

Our future earnings may be reduced if we are unable to successfully implement our business plan in the Clarksville market.

We will be entering a banking market in which we currently have no offices or presence if the Clarksville Offering closes.  There can be no assurance as to our ability to successfully implement our business plan in the Clarksville market, which could adversely impact our earnings.

The Bank’s concentration of credit in small to medium-sized businesses may contribute to higher risk of loss.

The risk of non-payment of loans is inherent in banking. Such non-payment, if it occurs, may have a material adverse effect on the Bank’s earnings and overall financial condition as well as the value of our common stock. Moreover, the Bank’s focus on small and medium-sized businesses may result in a large concentration by the Bank of loans to such businesses. As a result, the Bank may assume greater lending risks than banks which have a lesser concentration of such loans and which tend to make loans to larger companies.

Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Underwriting commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of the Bank’s management to properly assess such underwriting criteria or the deterioration of a borrower’s business or collateral could result in credit losses.

The Bank’s management attempts to minimize the Bank’s credit exposure by carefully monitoring the concentration of its loans within specific industries and by prudent loan application and approval procedures. The Bank’s management also manages credit risk and the credit approval process by adhering to written policies which generally specify underwriting standards for each type of loan. All such policies are reviewed by the Board of Directors of the Bank. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution. If this happens, shareholders of such institutions could lose their entire investment.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms acceptable to us could be impaired by factors that affect us specifically or the financial services industry or the economy in general. For example, we could lose access to our federal funds lines, or the costs of such funds could increase. We might not be able to replace such funds in the future if, among other things, market conditions or our results of operations or financial condition were to change.

We may be adversely affected by interest rate changes.

Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates.

The regulatory system under which we operate, and recent changes thereto, could have a material adverse effect on our business.

We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these laws and regulations. In addition, the banking regulations are intended to protect depositors and the Federal Deposit Insurance Corporation, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us.

Because our business primarily is in southern Indiana, a downturn in the economy in our market area may adversely affect our business.

Substantially all of the Bank’s loans are to businesses and individuals in southern Indiana. Any decline in the economy of this area could have an adverse impact on the Bank. Unlike larger regional and multi-state banking operations that do not depend upon only a few markets, the Bank’s loan and deposit growth relies predominately on southern Indiana.  Like most banking institutions, the Bank’s net interest spread and margin are affected by general economic conditions and other factors that influence market interest rates and the Bank’s ability to respond to changes to such rates.

We face substantial competition.

The Company faces strong competition for deposits, loans and other financial services from a variety of sources.  Its competitors include:

•                  numerous Indiana and out-of-state banks, thrifts, credit unions and other financial institutions; and

•                  other companies which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, equipment leasing companies, insurance companies, mutual funds, and other lending sources and investment alternatives.

Some of the Bank’s competitors are not subject to the same degree of regulation as the Bank.  Additionally, several different financial institutions aggressively compete for business in the Company’s market area.  Many of these financial institutions have the advantage of:

•                  having higher lending limits than the Bank;

•                  being able to offer some services the Bank does not offer or expect to offer in the near future; and

•                  having greater capital resources than the Bank, allowing them to offer their services at more favorable prices to customers.

Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.

We could be adversely affected by the loss of one or more principal members of our senior management team or by an inability to attract and retain qualified senior management.

The success of our business will depend upon the services of our senior management team. Our business may suffer if we lose the services of any of these individuals and there can be no assurances of their continued services. The loss of the services of our senior management team, or any one of them, could have a material adverse effect on the operations of the Company and the Bank. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified market.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

We believe that the net proceeds of the offering will be sufficient to satisfy the Bank’s capital requirements, as currently planned.  However, if additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. Future efforts to raise capital through the sale of securities of the Company could reduce the proportionate interest of our shareholders.

Risks Relating to the Offering

If you are a shareholder and do not participate in the Rights Offering or do not exercise all of your subscription rights, or if the Clarksville Offering closes, you may suffer dilution of your percentage ownership of our common stock.

This Rights Offering is designed to enable the Company to raise capital while allowing all shareholders to avoid or limit dilution of their ownership interest of the Company.  To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the Rights Offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

If the Clarksville Offering closes, the percentage that your original shares represent of our expanded equity after the Rights Offering and the Clarksville Offering will be disproportionately diluted.  Further, if all 769,231 Shares offered in the Clarksville Offering are sold, and all shares offered by the Company in the Rights Offering are not sold, the shares not sold in the Rights Offering may be offered for sale by the Company in the Clarksville Offering.  This could further dilute your voting interest in the Company.

The price of our common stock may decline before or after the Offering expires.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights in the Rights Offering or subscribe to purchase shares in the Clarksville Offering. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following your purchase of shares of our common stock, you will be able to sell your shares of common stock at a price equal to or greater than the offering price. Until shares are delivered upon expiration of the offering, you may not be able to sell the shares of our common stock that you purchase in the offering. We will not pay you interest on funds delivered pursuant to the exercise of rights in the Rights Offering or the subscription to purchase in the Clarksville Offering.

Once you subscribe in the Offering, you may not revoke the subscription.

Once a shareholder exercises his or her rights in the Rights Offering or a potential investor subscribes for common stock in the Clarksville Offering, they are not allowed to revoke or reduce the principal amount of common stock subscribed, even if the subscriber later learns information about us considered to be unfavorable, and even if less than all of the shares that we are offering are actually purchased.

Because we have discretion in the use of the proceeds, we may not apply these funds effectively which could have an adverse effect on our business.

We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the Offering. Our Board of Directors will have broad discretion in the application of the net proceeds. Our Board of Directors currently intends to use the net proceeds as described in “Use of Proceeds.” The failure by our Board of Directors to apply these funds effectively could have an adverse effect on our financial position, liquidity and results of operations by reducing or eliminating our net income from operations.

The Offering may not be fully subscribed.

The Rights Offering is only being made to existing shareholders, and the Clarksville Offering is only being made to potential investors residing in the greater Clarksville, Indiana community.  Accordingly, there can be no assurance that all or any portion of the Shares will be sold.  The Rights Offering is not conditioned upon the sale of any minimum amount of Shares and funds paid with subscriptions will be deposited by the Company upon delivery of such funds to the Company, and the Clarksville Offering is conditioned upon the sale of no less than 769,231 Shares.  To the extent that less than all of the Shares are sold, or to the extent that the Clarksville Offering does not close, the Company will have fewer funds for the uses described in Use of Proceeds.

If the Clarksville Offering does not close, the Company does not intend to expand its operations into the Clarksville banking market.

USE OF PROCEEDS

Except for $500,000 which the Company will retain, the Company anticipates that it will contribute all of the remaining net proceeds of the Clarksville Offering and the Rights Offering into the capital account of the Bank as Tier 1 capital.  The $500,000 retained by the Company will be used for debt service, which is approximately $135,000 per year, and general corporate purposes.

Management believes that the Bank has an opportunity to establish a banking presence in the Clark/Floyd County market, and has received regulatory approval to establish a banking office at 1122 Veterans Parkway, Clarksville, Indiana.  The Bank has had discussions with and anticipates that it will be assisted in establishing its banking presence in the Clark/Floyd County banking market by three individuals whom the Bank believes have the relationships, tenure and experience in both business and banking in this market to assist the Bank in this regard.  One of these individuals was a former banker in this market who, if the Clarksville Offering closes, the Bank anticipates hiring to manage the new Clarksville office, and the other two individuals are former bank directors in this market.  The Bank believes that these individuals will be of significant value to establishing a banking presence in the Clark/Floyd County through their ability to migrate old relationships from existing lenders and by making inroads with new clients via the Bank’s service delivery and corporate values: care, pro-activity and accountability.

If the Clarksville Offering closes, the Bank intends to use the net proceeds contributed by the Company to finance and support the Bank’s proposed de novo branch located in Clarksville, Indiana, for working capital, to support internal and external growth, and for general corporate purposes.  In the event the Company is not successful in selling all of the offered shares in the Clarksville Offering, the Company will not close on the sale of those shares and will cease its plans to open a branch in Clarksville, and the Bank intends to use the net proceeds contributed by the Company as a result of the Rights Offering for working capital, to support internal and external growth, and for general corporate purposes.

None of the net proceeds will be used to compensate or otherwise make payments to officers or directors of the Company or any of its subsidiaries. Management of the Company reserves the right to change the use of proceeds if it determines to be necessary.

The following table summarizes the anticipated use of proceeds, assuming all of the offered shares are sold:

Offering Expenses	$100,000

Working Capital and General Corporate Purposes	$9,900,000

Total	$10,000,000

The following table summarizes the anticipated use of proceeds, assuming the Clarksville Offering does not close and the maximum number of shares are sold in the Rights Offering:

Offering Expenses	$100,000

Working Capital and General Corporate Purposes	$4,900,000

Total	$5,000,000

THE COMPANY

First Light Bancorp was formed on February 5, 2014, for purposes of acquiring all of the common stock of The Commerce Bank in a share exchange transaction consummated in August 2014, as a result of which the Bank became a wholly-owned subsidiary of the Company.  On July 13, 2015, the Bank changed its name to The Commerce Bank from Evansville Commerce Bank.

The Company and the Bank are both located at 20 NW 4th Street, Evansville, Indiana 47708. The directors and management of the Company and the Bank are focused on providing traditional ‘hometown’ community bank services, emphasizing the establishment of personalized long-term financial relationships with individuals and small businesses who value the availability of working with experienced, local decision makers.  The President and Chief Executive Officer of the Company is Thomas L. Austerman.

The Company’s principal executive offices are located at 20 NW 4th Street, Evansville, Indiana 47708, and the telephone number is (812) 492-1800.

BUSINESS

General

The Company is an Indiana corporation and bank holding company (“BHC”), within the meaning of the Bank Holding Company Act of 1956, as amended (“BHC Act”).  The Company is headquartered in Evansville, Indiana.  The principal activity of the Company is the ownership and management of its wholly-owned subsidiary, The Commerce Bank, an Indiana state chartered bank.  The Bank is a full-service commercial bank located in Evansville, Indiana.  The Bank has one wholly-owned subsidiary, EvCB Real Estate Holdings, LLC, which holds certain assets previously foreclosed by the Bank.  The Company is subject to regulation by the Board of Governors of the Federal Reserve (“FRB”), and the Bank is subject to regulation by certain state and federal regulatory agencies, including the FDIC and the Indiana Department of Financial Institutions (“IDFI”).

The Bank operates a single branch banking office located at 20 NW 4th Street, Evansville, Indiana.

Through the Bank, the Company offers various financial services, including accepting time and transaction deposits and making consumer, commercial and real estate mortgage loans.  The Bank also provides other financial services such as letters of credit.

Loans.  The Bank’s lending activities are separated into the categories of construction and land development, residential real estate, commercial and consumer.  Loans are originated by the Bank’s lending officers and approved by a committee of officers and lending officers, subject to various limitations set forth in the Bank’s lending policies.  The lending policies are designed to manage the risks inherent in making loans, including concentrations of credit and underwriting practices.

Commercial loans represent the largest component of the Bank’s loan portfolio, and include both commercial real estate loans and industrial loans.  Commercial loans represented over 77% of the Bank’s loan portfolio as of December 31, 2014.  Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent upon the successful operations of the property securing the loan or the business conducted on the property securing the loan.  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market area.

The commercial portfolio also includes commercial industrial loans, which are loans to commercial customers for use in financing working capital needs, equipment purchases and expansions.  The loans in this category are repaid primarily from the business operations of the borrower.

The principal source of the Company’s revenue is interest and fees on loans, which accounted for 81% of total revenues in 2014.

Deposits.  The Bank also offers a wide range of deposit accounts designed to attract small to medium-sized commercial businesses, professionals and residents in Evansville and the surrounding areas.  These accounts include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

Other Services.  To compensate for the Bank’s single location, certain convenience-oriented services are available to customers, including courier service, free nationwide use of ATMs, remote deposit capabilities, an internet banking system and telephone banking.  Both telephone banking and internet banking permit customers to obtain account information, transfer money between accounts and make stop-payments.  Additionally, customers can pay bills though the Bank’s internet web site.

Market Area and Competition

The Bank currently has a single location in Evansville, Indiana and its customers come from Vanderburgh County and the surrounding counties.  Vanderburgh County is home to several large banks, including the largest bank headquartered in the state of Indiana.  As a result, the Bank faces aggressive competition for banking customers.

Employees

As of August 31, 2015, the Company and its subsidiaries had 20 employees, of which 19 were full-time equivalent employees.

Legal Proceedings

The Company and its subsidiaries may be parties (both plaintiff and defendant) to ordinary litigation incidental to the conduct of its business.  Management of the Company is not presently aware of any material pending or contemplated legal proceedings.

Regulation and Supervision

The Company is a BHC within the meaning of the BHC Act.  As a BHC, the Company is subject to regulation and supervision by the FRB. The Bank is an Indiana state chartered bank subject to supervision and regulation by the FDIC and the IDFI.  The following is a discussion of material statutes and regulations affecting the Company and the Bank.  The discussion is qualified in its entirety by reference to such statutes and regulations.

BHC Act of 1956, as amended

Generally, the BHC Act governs the acquisition and control of banks and nonbanking companies by BHCs.  A BHC is subject to regulation by, and is required to register with, the FRB under the BHC Act.  The BHC Act requires a BHC to file an annual report of its operations and such additional information as the FRB may require.  The FRB has issued regulations under the BHC Act requiring a BHC to serve as a source of financial and managerial strength to its subsidiary banks.  It is the policy of the FRB that, pursuant to this requirement, a BHC should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity.

A BHC’s acquisition of 5% or more of the voting shares of any other bank or BHC generally requires the prior approval of the FRB and is subject to applicable federal and state law.  The FRB evaluates acquisition applications based on, among other things, competitive factors, supervisory factors, adequacy of financial and managerial resources, and banking and community needs considerations.

The BHC Act also prohibits, with certain exceptions, a BHC from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any “nonbanking” company unless the FRB finds the nonbanking activities be “so closely related to banking . . . as to be a proper incident thereto.”  The current regulations of the FRB permit a BHC and its nonbank subsidiaries, among other activities, to engage in such banking-related business ventures as consumer finance, equipment leasing, data processing, mortgage banking, financial and investment advice, and securities brokerage services.  The BHC Act does not place territorial restrictions on the activities of a BHC or its nonbank subsidiaries.

Federal law prohibits acquisition of “control” of a bank or BHC without prior notice to certain federal bank regulators.  The BHC Act defines “control,” in certain cases, as the acquisition of as little as 10% of the outstanding shares of any class of voting stock.  Furthermore, under certain circumstances, a BHC may not be able to purchase its own shares, where the gross consideration will equal 10% or more of the company’s net worth, without obtaining approval of the FRB.  The Federal Reserve Act subjects banks and their affiliates to certain requirements and restrictions when dealing with each other (affiliate transactions include transactions between a bank and its BHC).

Bank Secrecy Act and USA Patriot Act

In 1970, Congress enacted the Currency and Foreign Transactions Reporting Act, commonly known as the Bank Secrecy Act (the “BSA”).  The BSA requires financial institutions to maintain records of certain customers and currency transactions and to report certain domestic and foreign currency transactions, which may have a high degree of usefulness in criminal, tax, or regulatory investigations or proceedings.  This law requires financial institutions to develop a BSA compliance program.

In 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act.  Title III of the USA Patriot Act requires financial institutions, including the Company and the Bank, to help prevent and detect international money laundering and the financing of terrorism and prosecute those involved in such activities.  The Department of the Treasury has adopted additional requirements to further implement Title III.

These regulations have established a mechanism for law enforcement officials to communicate names of suspected terrorists and money launderers to financial institutions, enabling financial institutions to promptly locate accounts and transactions involving those suspects.  Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”).  Each financial institution must designate a point of contact to receive information requests.  These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under the protection of a statutory safe harbor if each financial institution notifies FinCEN of its intent to share information.  The Department of the Treasury has also adopted regulations to prevent money laundering and terrorist financing through correspondent accounts that U.S. financial institutions maintain on behalf of foreign banks.  These regulations also require financial institutions to take reasonable steps to ensure that they are not providing banking services directly or indirectly to foreign shell banks.  In addition, banks must have procedures to verify the identity of their customers.

Prompt Corrective Regulatory Action

The Federal Deposit Insurance Act, as amended (“FDIA”), requires among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA includes the following five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total risk-based capital ratio, the Tier 1 risk-based capital ratio, the common equity Tier 1 risk-based capital ratio, and the leverage ratio.

A bank will be (i) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 risk-based capital ratio of 6.5% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a common equity Tier 1 risk-based capital ratio of 4.5% or greater, and a leverage ratio of 4.0% or greater and is not “well capitalized”; (iii) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 risk-based capital ratio of less than 4.5%, or a leverage ratio of less than 4.0%; (iv) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%; and (v) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be “undercapitalized.” “Undercapitalized” institutions are subject to growth limitations and are required to submit a capital restoration plan. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The bank holding company must also provide appropriate assurances of performance. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

The appropriate federal banking agency may, under certain circumstances, reclassify a well-capitalized insured depository institution as adequately capitalized. The FDIA provides that an institution may be reclassified if the appropriate federal banking agency determines (after notice and opportunity for hearing) that the institution is in an unsafe or unsound condition or deems the institution to be engaging in an unsafe or unsound practice.

The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution.

The Company believes that, as of June 30, 2015, the Bank was “well capitalized” based on the aforementioned ratios.  See “Management’s Discussion and Analysis — Comparison and Discussion of June 30, 2015 Balance Sheet to June 30, 2014 — Capital Resources” on page 32 for the capital ratios of the Bank as of June 30, 2015 under the Basel III capital framework.

Deposit Insurance Fund

The Deposit Insurance Fund (“DIF”) of the FDIC insures the deposits of the Bank to the maximum extent that law permits.  The Federal Deposit Insurance Reform Act of 2005 (the “FDI Act”) created the DIF in 2006 as the result of the merger of the Bank Insurance Fund and the Savings Association Insurance Fund. The FDIC maintains the DIF by assessing depository institutions an insurance premium.  The Dodd-Frank Act requires the FDIC to set a DIF reserve ratio of 1.35% of estimated insured deposits and to achieve this ratio by September 30, 2020.

The FDIC’s risk-based assessment system requires insured institutions to pay deposit insurance premiums based on the risk that each institution poses to the DIF.  The FDIC assigns an institution’s risk category after assessing the institution’s regulatory capital levels, supervisory evaluations, and certain other factors.  The institution’s risk category determines its assessment rate.  The Dodd-Frank Act requires the FDIC to calculate an institution’s assessment level based on its total average consolidated assets during the assessment period less average tangible equity (i.e., Tier 1 capital), as opposed to an institution’s deposit level which was the previous basis for calculating insurance assessments.  The Dodd-Frank Act requires the FDIC to place institutions into one of four risk categories for purposes of determining the institution’s actual assessment rate. The FDIC will determine the risk category based on the institution’s capital position (well capitalized, adequately capitalized, or undercapitalized) and supervisory condition (based on exam reports and related information provided by the institution’s primary federal regulator).

Dividends

The Company is a legal entity separate and distinct from the Bank.  There are various legal limitations on the extent to which the Bank can supply funds to the Company.  The principal source of the Company’s funds consists of dividends from the Bank.  State and Federal law restricts the amount of dividends that banks may pay to its shareholders or BHC.  The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital and regulatory status.  Currently, the Bank is prohibited by applicable Indiana law from paying a dividend to the Company because of the negative retained earnings account at the Bank.  See “RISK FACTORS — “The Company is dependent upon the Bank for its income, and the Bank currently is prohibited from paying dividends” and — “The Company could default on its debt and lose the stock of the Bank” on page 9.

The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment.  For example, the FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its BHC if the distribution would cause the bank to become undercapitalized.

Beginning in 2016, applicable regulations will limit a depository institution’s ability to make capital distributions if it does not hold a specified level of a “capital conservation buffer” above the required minimum risk-based capital ratios as discussed below under “— Capital Requirements and BASEL III.”  Regulators also review and limit proposed dividend payments as part of the supervisory process and review of an institution’s capital planning.  In addition to dividend limitations, the Bank is subject to certain restrictions on extensions of credit to the Company, on investments in the shares or other securities of the Company and in taking such shares or securities as collateral for loans.

Community Reinvestment Act

The CRA requires that the federal banking regulators evaluate the records of a financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods.  Regulators also consider these factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.  Failure to adequately meet these criteria could result in the imposition of additional requirements and limitations on the Bank.

Capital Requirements and BASEL III

In July 2013, the federal banking agencies published the Basel III Capital Rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies with consolidated assets in excess of $1 billion and depository institutions.  As such, the Basel III Capital rules apply to the Bank, but not to the Company at this time.  The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. The Basel III Capital Rules became effective on January 1, 2015 (subject to a phase-in period).

The Basel III Capital Rules, among other things:

•                  introduce a new capital measure called “Common Equity Tier 1” (“CET1”);

•                  specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements;

•                  define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and

•                  expand the scope of the deductions/adjustments as compared to existing regulations.

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and the Bank to maintain:

•                  a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation);

•                  a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation);

•                  a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and

•                  a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets (as compared to a current minimum leverage ratio of 3% for banking organizations that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted measure for market risk).

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015 are as follows:

•                  4.5% CET1 to risk-weighted assets;

•                  6.0% Tier 1 capital to risk-weighted assets;

•                  8.0% Total capital to risk-weighted assets.

The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. Under the former capital standards, the effects of accumulated other comprehensive income items included in capital were excluded for the purposes of determining regulatory capital ratios. Under the Basel III Capital Rules, the effects of certain accumulated other comprehensive items are not excluded; however, non-advanced approaches banking organizations, including the Company, may make a one-time permanent election to continue to exclude these items. The Company and the Bank made this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of the Company’s available-for-sale securities portfolio. The Basel III Capital Rules also preclude certain hybrid securities, such as trust preferred securities, as Tier 1 capital of bank holding companies, subject to phase-out. The Company has no trust preferred securities.

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased-in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

The Basel III Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories. Specifics changes from the former capital rules impacting the Company’s determination of risk-weighted assets include, among other things:

•                  Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans;

•                  Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due;

•                  Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%); and

•                  Providing for a risk weight, generally not less than 20% with certain exceptions, for securities lending transactions based on the risk weight category of the underlying collateral securing the transaction.

Management believes that, as of June 30, 2015 the Bank meets all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were currently in effect.  See “Management’s Discussion and Analysis — Comparison and Discussion of June 30 2015 Balance Sheet to June 30, 2014 — Capital Resources” on page 32 for the capital ratios of the Bank as of June 30, 2015 under the Basel III capital framework.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law the sweeping financial regulatory reform act entitled the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (“Dodd-Frank Act”). This law affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act provides various federal agencies with significant discretion in drafting and implementing a variety of new rules and regulations, many of which are undecided or incomplete.

Certain provisions of the Dodd-Frank Act currently are effective and have been fully implemented, including the revisions in the deposit insurance assessment base for FDIC insurance and the permanent increase in coverage to $250,000; the permissibility of paying interest on business checking accounts; the removal of barriers to interstate branching and required disclosure and shareholder advisory votes on executive compensation. Federal regulators implemented the following provisions in 2013: (i) final new capital rules, (ii) a final rule to implement the so called “Volcker rule” restrictions on certain proprietary trading and investment activities, and (iii) final rules and increased enforcement action by the Consumer Finance Protection Bureau (“CFPB”).

Key provisions of the Dodd-Frank Act include:

•                  eliminating the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts;

•                  broadening the base for FDIC insurance assessments;

•                  requiring publicly traded companies to give shareholders a nonbinding vote on executive compensation and so-called “golden parachute” payments;

•                  broadening the scope of derivative instruments, and subjecting covered institutions to increase regulation of its derivative business, including margin requirements, record keeping and reporting requirements, and heightened supervision;

•                  creating a new CFPB with broad powers to supervise and enforce consumer protection laws.  The primary regulators for banks and savings institutions with $10 billion or less in assets will continue to examine financial institutions for compliance with consumer laws. The CFPB, along with the Department of Justice and bank regulatory authorities, also seek to enforce discriminatory lending laws. In such actions, the CFPB and others have used a disparate impact analysis, which measures discriminatory results without regard to intent; and

•                  requiring that debit card and interchange fees must be reasonable and proportional to the issuer’s cost for processing the transaction.

The FRB has approved a debit card interchange regulation which caps an issuer’s base fee at $0.21 per transaction plus an additional fee computed at five basis-points of the transaction value. These standards apply to issuers that, together with their affiliates, have assets of $10 billion or more. The Company’s consolidated assets are under $10 billion and therefore it is not directly impacted by these provisions.

S.A.F.E. Act Requirements

Regulations issued under the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “S.A.F.E. Act”) require residential mortgage loan originators who are employees of institutions regulated by the foregoing agencies, including national banks, to meet the registration requirements of the S.A.F.E. Act. The S.A.F.E. Act requires residential mortgage loan originators who are employees of regulated financial institutions to register with the Nationwide Mortgage Licensing System and Registry, a database created by the Conference of State Bank Supervisors and the American Association of Residential Mortgage Regulators to support the licensing of mortgage loan originators by the states.  The S.A.F.E. Act generally prohibits employees of regulated financial institutions from originating residential mortgage loans unless they are registered.

Consumer Laws

Additionally, the Bank must comply with a number of federal consumer protection laws, including, among others:

•                  the Gramm-Leach-Bliley Act, which requires the Bank to maintain privacy with respect to certain consumer data in the Company’s possession and to periodically communicate with consumers on privacy matters;

•                  the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications;

•                  the Truth in Lending Act and Regulation Z thereunder, which requires certain disclosures to mortgagors regarding the terms of their mortgage loans;

•                  the Fair Credit Reporting Act, which regulates the use and reporting of information related to the credit history of consumers;

•                  the Equal Credit Opportunity Act and Regulation B thereunder, which prohibits discrimination on the basis of age, race and certain other characteristics, in the extension of credit;

•                  the Homeowners Equity Protection Act, which requires, among other things, the cancellation of mortgage insurance once certain equity levels are reached;

•                  the Home Mortgage Disclosure Act and Regulation C thereunder, which require mortgage lenders to report certain public loan data; and

•                  the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics.

Mortgage Origination

On January 10, 2013, the CFPB issued a final rule implementing the “ability to repay” requirement in the Dodd-Frank Act.  This rule, among other things, requires lenders to consider a consumer’s ability to repay a mortgage loan before extending credit to the consumer, and limits prepayment penalties. The rule also establishes certain protections from liability for mortgage lenders with regard to the “qualified mortgages” they originate.  This rule includes within the definition of a “qualified mortgage” a loan with a borrower debt-to-income ratio of less than or equal to 43% or, alternatively, a loan eligible for purchase by Fannie Mae or Freddie Mac while they operate under Federal conservatorship or receivership, and loans eligible for insurance or guarantee by the FHA, VA or USDA. Additionally, a qualified mortgage may not: (i) contain excess upfront points and fees; (ii) have a term greater than 30 years; or (iii) include interest-only or negative amortization payments. This rule became effective January 10, 2014 and the Company does not anticipate a significant impact on its mortgage production operations since most of the loans the Company currently originates would constitute “qualified mortgages” under the rule.

Future Legislation

In addition to the specific legislation described above, Congress is considering additional legislation. This legislation may change banking statutes and the Company’s operating environment in substantial and unpredictable ways and may increase reporting governance requirements. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Company cannot predict whether any potential legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on its business, results of operations, or financial condition.

DESCRIPTION OF PROPERTY

The Bank and the Company lease the office located at 20 NW 4th Street, Evansville, Indiana 47708, which was opened in 2006.  The Company and the Bank occupy aproximately14,190 square feet.

The proposed branch location in Clarksville is located at 1122 Veterans Parkway, Clarksville, Indiana 47129, and has approximately 2,000 square feet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Critical Accounting Policies and Estimates

The Company’s critical accounting policies are disclosed in detail within the audited financial statements included in this Offering Circular.

Results of Operations — Comparison of 2014 to 2013

Net income for 2014 was $0.2 million, or $0.14 per share compared to $1.9 million, or $1.53 per share in 2013.  In 2013, the Corporation reversed a $1.6 million valuation allowance against its deferred tax assets.  Return on assets at December 31, 2014 was 0.24% compared to 2.72% at December 31, 2013.  Return on equity for the years ending December 31, 2014 and 2013 was 2.30% and 31.96%, respectively.

The primary components of income and expense affecting net income are discussed in the following analysis.

Net Interest Income

The principal source of the Corporation’s earnings is net interest income, which represents the difference between interest earned on loans and investments and the interest cost associated with deposits and other sources of funding. Net interest income increased in 2014 to $2.9 million compared to $2.4 million in 2013. Total average interest earning assets increased to $81.1 million in 2014 from $66.8 million in 2013. The yield on these assets decreased to 4.08% in 2014 from 4.17% in 2013. Total average interest-bearing liabilities increased to $64.0 million in 2014 from $52.6 million in 2013. The average cost of these interest-bearing liabilities was 0.66% in 2014 and 0.67% in 2013.

The net interest margin decreased from 3.65% in 2013 to 3.57% in 2014. This decrease is primarily the result of lower earning assets yields while the rate on interest-bearing liabilities remained the same.

Consolidated Balance Sheet — Average Balances and Interest Rates

	December 31,
	2014			2013
(Dollar amounts in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Interest-earning assets:
Loans (1)	$63,163	3,127	4.92%	$49,453	2,621	5.30%
Investment securities	3,134	52	1.67%	4,033	47	1.16%
Deposits with banks	13,795	108	0.79%	12,088	93	0.77%
Federal funds sold & other	1,009	24	2.39%	1,204	27	2.25%
Total interest-earning assets	81,101	3,311	4.08%	66,778	2,788	4.17%
Non-interest earning assets:
Cash and due from banks	1,330			1,218
Premises and equipment, net	481			518
Other assets	2,627			1,530
Less allowance for loan losses	(875)			(882)
TOTALS	$84,664			$69,162
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction accounts	$31,109	126	0.41%	$24,287	95	0.39%
Time deposits	27,875	263	0.96%	26,902	252	0.94%
FHLB Borrowings	4,864	26	0.53%	1,430	5	0.38%
Other borrowings	74	4	5.58%	—	—	0.00%
Total interest-bearing liabilities:	63,922	419	0.66%	52,619	353	0.67%
Non interest-bearing liabilities:
Demand deposits	11,647			10,470
Other	226			192
	75,795			63,281
Shareholders’ equity	8,869			5,881
TOTALS	$84,664			$69,162
Net interest earnings		$2,892			$2,435
Net yield on interest- earning assets			3.57%			3.65%

(1)For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

The following table sets forth the components of net interest income due to changes in volume and rate. The table information compares 2014 to 2013.

	2014 Compared to 2013 Increase (Decrease) Due to
(Dollar amounts in thousands)	Volume	Rate	Volume/ Rate	Total
Interest earned on interest-earning assets:
Loans (1)	$747	$(188)	$(53)	$506
Investment securities	(10)	20	(5)	5
Deposits with banks	13	2	—	15
Federal funds sold and Other	(4)	2	(1)	(3)
Total interest income	$746	$(164)	$(59)	$523
Interest paid on interest-bearing liabilities:
Transaction accounts	27	5	(1)	31
Time deposits	9	2	—	11
FHLB borrowings	13	2	6	21
Other borrowings	—	—	4	4
Total interest expense	49	9	9	67
Net interest income	$697	$(173)	$(68)	$456

(1)For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

Provision for Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and the results of a comprehensive and yet subjective analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under Accounting Standards Codification (ASC-310), pooled loans as prescribed under ASC 450-10, and economic and other risk factors as outlined in various Joint Interagency Statements issued by the bank regulatory agencies. For the year ended December 31, 2014, the provision for loan losses was $108 thousand compared to $0 in 2013.

Net charge-offs for 2014 were $64 thousand as compared to $42 thousand for 2013. Non-accrual loans increased from $0 at December 31, 2013 to $55 thousand at December 31, 2014.

Non-Interest Income

Non-interest income of $755 thousand decreased $150 thousand from the $905 thousand earned in 2013. This decrease resulted from the following:

•                                          $21 thousand reduction from NSF and other customer service fees.

•                                          $84 thousand reduction in mortgage banking related income.  This was primarily driven from an increase in market rates for mortgage loans in 2014 which significantly reduced refinancing volume compared to 2013.

•                                          $38 thousand reduction in rental income on OREO properties as a result of the continued sales of OREO assets.

Non-Interest Expenses

Non-interest expenses increased to $3.2 million for 2014 from $3.0 million for 2013. Salaries and Benefits, the Corporation’s largest expense category, increased $130 thousand in 2014, or 7.7% over 2013.

Income Taxes

The Corporation’s income tax provision was $156 thousand in 2014 compared to an income tax credit of $1.6 million in 2013.

The credit in 2013 is directly related to the reversal of a valuation allowance against the Corporation’s deferred tax asset.  Recognition of deferred tax assets are subject to valuation adjustments if it is more likely than not that some portion or all of the deferred tax assets may not be realized.  Determination of whether realization is more likely than not is based on available evidence and judgment.  As of December 31, 2013, management reviewed the Corporation’s deferred tax asset and determined that it was more likely than not that the asset will be fully utilized based upon projections of future income.  As a result, the Corporation fully reversed the valuation allowance that was recorded in a prior period.

Results of Operations — Comparison of Six Months Ended June 30, 2015 to Six Months Ended June 30, 2014

Net income for the first six months ended June 30, 2015 was $63 thousand, or $0.04 per share compared to net income of $65 thousand, or $0.05 per share for the six months ended June 30, 2014.  Return on average assets for the first six months of 2015 was 0.12% compared to 0.17% for the six months of 2014.  Return on equity for the six months ending June 30, 2015 and June 30, 2014 was 1.36% and 1.51%, respectively.

The primary components of income and expense affecting net income are discussed in the following analysis.

Net Interest Income

The principal source of the Corporation’s earnings is net interest income, which represents the difference between interest earned on loans and investments and the interest cost associated with deposits and other sources of funding. Net interest income increased for the first six months of 2015 to $1.6 million compared to $1.3 million for the first six months of 2014. Total average interest earning assets increased to $102.2 million for the six months ended June 30, 2015 from $75.1 million for the six months ended June 30, 2014. The yield on these assets decreased to 3.85% for the six months ended June 30, 2015 from 4.12% for the six months ended June 30, 2014. Total average interest-bearing liabilities increased to $83.7 million for the first six months of 2015 from $59.0 million for the first six months of 2014. The average cost of these interest-bearing liabilities was 0.82% for the first six months in 2015 and 0.63% in 2014.

The net interest margin decreased from 3.62% for the first six months in 2014 to 3.18% for the first six months in 2015. This decrease is primarily the result of lower earning assets yields while the rate on interest-bearing liabilities increased as a result of a $3.0 million loan that the Corporation obtained in the 4th quarter of 2014 as a means to provide additional capital support the Corporation’s subsidiary bank.  The average cost for this loan was 4.56% for the first six months of 2015.

Provision for Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and the results of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under Accounting Standards Codification (ASC-310), pooled loans as prescribed under ASC 450-10, and economic and other risk factors as outlined in various Joint Interagency Statements issued by the bank regulatory agencies. For the six months ended June 30, 2015, the provision for loan losses was $125 thousand compared to $0 for the first six months of 2014.

Net charge-offs for the first six months of 2015 were $27 thousand as compared to $1 thousand for the first six months of 2014. Non-accrual loans increased from $0 at June 30, 2014 to $331 thousand at June 30, 2015.

Non-Interest Income

Non-interest income of $432 thousand for the first six months of 2015 increased $108 thousand from the $324 thousand earned in the first six months of 2014. This increase resulted from the following:

•                  $87 thousand increase in mortgage banking related income.

•                  $31 thousand increase in increase in the cash surrender value of Bank Owned Life Insurance Policies (BOLI) which were purchased in the first quarter of 2015.

Non-Interest Expenses

Non-interest expenses increased to $1.8 million for the first six months of 2015 from $1.6 million for the first six months of 2014. Salaries and Benefits, the Corporation’s largest expense category, increased $221 thousand for the first six months of 2015 compared to the first six months of 2014.

Income Taxes

The Corporation’s income tax provision was $50 thousand for the first six months of 2015 compared to $52 thousand for the first six months of 2014.

Comparison and Discussion of 2014 Balance Sheet to 2013

The Corporation’s total assets increased 31.7% or $24.8 million at December 31, 2014, from a year earlier. Available-for-sale securities decreased $0.7 million at December 31, 2014, from the previous year. Loans, net of deferred fees and costs, increased by $16.0 million to $72.2 million. Deposits increased $15.5 million, or 23.2% while borrowings increased from $2.5 million at December 31, 2013 to $8.0 million at December 31, 2014. Long-term debt increased from $0 in 2013 to $3.0 million at the end of 2014.  Total shareholders’ equity increased $0.6 million to $9.2 million at December 31, 2014.

Following is an analysis of the components of the Corporation’s balance sheet.

Securities

The Corporation’s investment strategy seeks to maximize income from the investment portfolio while using it as a risk management tool and ensuring safety of principal and capital.

2014	1 year and less		1 to 5 years		5 to 10 years		Over 10 Years		2014
(Dollar amounts in thousands)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Total
U.S. government sponsored entity mortgage-backed securities and agencies (1)	$—	—%	$2,793	1.67%	$—	—%	$—	—%	$2,793

(1) Distribution of maturities is based on the estimated life of the asset.

2013	1 year and less		1 to 5 years		5 to 10 years		Over 10 Years		2013
(Dollar amounts in thousands)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Total
U.S. government sponsored entity mortgage-backed securities and agencies (1)	$—	—%	$3,494	1.16%	$—	—%	$—	—%	$3,494

(1) Distribution of maturities is based on the estimated life of the asset.

Loan Portfolio

Loans outstanding by major category as of December 31 for each of the last two years and the maturities at year end 2014 are set forth in the following analyses.

	As of December 31,
(Dollar amounts in thousands)	2014	2013
Loan Category
Construction & Land Development	$2,161	$3,122
Residential Real Estate	13,646	9,863
Commercial	55,769	42,855
Consumer	589	360
TOTAL	$72,165	$56,200

	Within	After One But Within	After Five
(Dollar amounts in thousands)	One Year	Five Years	Years	Total
Maturity Distribution
Commercial and Construction & Land Development	$12,684	$35,313	$9,933	$57,930
TOTAL
Residential				13,646
Consumer				589
TOTAL				72,165
Loans maturing after one year with:
Fixed interest rates		$32,780	$7,578
Variable interest rates		2,533	2,355
TOTAL		$35,313	$9,933

Allowance for Loan Losses

The activity in the Corporation’s allowance for loan losses is shown in the following analysis:

(Dollar amounts in thousands)	2014	2013
Amount of loans outstanding at December 31,	$72,165	$56,200
Average amount of loans by year	$63,163	$49,453
Allowance for loan losses at beginning of year	$873	$915
Loans charged off:
Construction & Land Development	—	—
Residential real estate	—	43
Commercial	65	—
Consumer	—	—
Total loans charged off	65	43
Recoveries of loans previously charged off:
Construction & Land Development	—	—
Residential real estate	—	—
Commercial	1	1
Consumer	—	—
Total recoveries	1	1
Net loans charged off	64	42
Provision charged to expense	108	—
Balance at end of year	$917	$873
Ratio of net charge-offs during period to average loans outstanding	0.10%	0.08%

The allowance is maintained at an amount management believes sufficient to absorb probable incurred losses in the loan portfolio. Monitoring loan quality and maintaining an adequate allowance is an ongoing process overseen by senior management. On at least a quarterly basis, a formal analysis of the adequacy of the allowance is prepared and reviewed by management and the Board of Directors. This analysis serves as a point in time assessment of the level of the allowance and serves as a basis for provisions for loan losses. The loan quality monitoring process includes assigning loan grades and the use of a watch list to identify loans of concern.

The analysis of the allowance for loan losses includes the allocation of specific amounts of the allowance to individual impaired loans, generally based on an analysis of the collateral securing those loans. Portions of the allowance are also allocated to loan portfolios, based upon a variety of factors including historical loss experience, trends in the type and volume of the loan portfolios, trends in delinquent and non-performing loans, and economic trends affecting our market. These components are added together and compared to the balance of our allowance at the evaluation date. The allowance for loan losses as a percentage of total loans declined to 1.27% at year end 2014 compared to 1.55% at year end 2013. Non-performing loans of $55 thousand at December 31, 2014 increased from $0 at December 31, 2013. Management believes the allowance for loan losses balance at year end 2014 is reasonable based on their analysis. The table below presents the allocation of the allowance to the loan portfolios at year-end.

	Years Ended December 31,
(Dollar amounts in thousands)	2014	2013
Construction & Land Development	$24	$56
Residential Real Estate	137	40
Commercial	754	771
Consumer	3	6
TOTAL ALLOWANCE FOR LOAN LOSSES	$918	$873

Nonperforming Loans

Management monitors the components and status of nonperforming loans as a part of the evaluation procedures used in determining the adequacy of the allowance for loan losses. It is the Corporation’s policy to discontinue the accrual of interest on loans where, in management’s opinion, serious doubt exists as to collectability. The amounts shown below represent non-accrual loans, loans which have been restructured to provide for a reduction or deferral of interest or principal because of deterioration in the financial condition of the borrower and those loans which are past due more than 90 days where the Corporation continues to accrue interest. Non-accrual restructured loans decreased in 2014 primarily due to the sale in 2014 of two large commercial credits and in 2013 of one large commercial credit. Additional information regarding restructured loans is available in the footnotes to the financial statements.

(Dollar amounts in thousands)	2014	2013
Non-accrual loans	$55	—
Accruing restructured loans	—	—
Non-accrual restructured loans	—	—
Accruing loans past due over 90 days	—	—
	$55	—

The ratio of the allowance for loan losses as a percentage of nonperforming loans was 1,668.2% at December 31, 2014. The nonperforming loans balance as of December 31, 2014 consisted of one commercial loan totaling $55 thousand.

Management considers the present allowance to be appropriate and adequate to cover probable incurred losses inherent in the loan portfolio based on the current economic environment. However, future economic changes cannot be predicted. Deteriorating economic conditions could result in an increase in the risk characteristics of the loan portfolio and an increase in the potential for loan losses.

Deposits

The information below presents the average amount of deposits and rates paid on those deposits for 2014 and 2013.

	2014		2013
(Dollar amounts in thousands)	Amount	Rate	Amount	Rate
Non-interest-bearing demand deposits	$11,647		$10,470
Interest-bearing demand deposits	3,946	0.17%	3,619	0.19%
Money Market	22,094	0.47%	15,876	0.46%
Savings	5,069	0.33%	4,792	0.33%
Time deposits	27,875	0.95%	26,902	0.94%
TOTAL	$70,631		$61,659

The maturities of certificates of deposit of $100 thousand or more outstanding at December 31, 2014, are summarized as follows:

(Dollar amounts in thousands)
3 months or less	$2,873
Over 3 through 6 months	3,420
Over 6 through 12 months	6,435
Over 12 months	16,467
TOTAL	$29,195

Included in time deposits of $100 thousand or more at December 31, 2014 are $14.6 million of brokered deposits.

Other Borrowings

The Bank is a member of the Federal Home Loan Bank of Indianapolis (the “FHLB”) and as a result, is eligible for advances from the FHLB pursuant to the terms of various borrowing agreements, which assist us in the funding of our loan portfolio.  The information below presents the short-term borrowing of the Bank as of and for the periods presented.

	Year Ended December 31
	2014	2013
Average daily amount of short-term borrowings outstanding during the period	$4,336,986	$1,430,137
Weighted average interest rate on average daily short-term borrowings	0.39%	0.06%
Maximum outstanding short-term borrowings outstanding at any month-end	$5,500,000	$3,000,000
Short-term borrowings outstanding at period end	$5,500,000	$2,500,000
Weighted average interest rate on short-term borrowings at period end	0.38%	0.42%

Long-term advances from the Federal Home Loan Bank increased to $8.0 million in 2014 compared to $2.5 million in 2013.

As of December 31, 2014, we had $2,500,000 in long-term notes outstanding at a weighted average interest rate of 1.65%.  The Bank did not have any long-term notes outstanding at December 31, 2013.

In 2014, the Company obtained long-term debt of $3.0 million.  The primary purpose of this debt was to invest the proceeds as Tier 1capital into the Bank to further enhance the Bank’s capital structure, risk profile, and future growth opportunities.

Capital Resources

Bank regulatory agencies have established capital adequacy standards which are used extensively in their monitoring and control of the industry. These standards relate capital to level of risk by assigning different weightings to assets and certain off-balance-sheet activity. As shown in the footnote to the consolidated financial statements (“Regulatory Matters”), the Corporation’s capital exceeds the requirements to be considered well capitalized at December 31, 2014.  Average equity as a percentage of average assets was 10.48% as of December 31, 2014 and 8.50% as of December 31, 2013.  The Corporation does not currently pay cash dividends to shareholders.

Interest Rate Sensitivity and Liquidity

The Corporation has established risk measures, limits and policy guidelines for managing interest rate risk and liquidity. Responsibility for management of these functions resides with the Asset/Liability Committee. The primary goal of the Asset/Liability Committee is to maximize net interest income within the interest rate risk limits approved by the Board of Directors.

Interest Rate Risk: Interest rate risk is the exposure to changes in net interest income as a result of changes in interest rates. Consistency in the Corporation’s net interest income is largely dependent on the effective management of this risk. The Asset/Liability position is measured using sophisticated risk management tools, including earnings simulation and market value of equity sensitivity analysis. These tools allow management to quantify and monitor both short-and long-term exposure to interest rate risk. Simulation modeling measures the effects of changes in interest rates, changes in the shape of the yield curve and the effects of embedded options on net interest income. This measure projects earnings in the various environments over the next two years. It is important to note that measures of interest rate risk have limitations and are dependent on various assumptions. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of interest rate fluctuations on net interest income. Actual results will differ from simulated results due to timing, frequency and amount of interest rate changes as well as overall market conditions. The Committee has performed a thorough analysis of these assumptions and believes them to be valid and theoretically sound. These assumptions are continuously monitored for behavioral changes.

The table below shows the Corporation’s estimated sensitivity profile as of December 31, 2014. The change in interest rates assumes a parallel shift in interest rates of 100 and 200 (increase only) basis points.  These estimates assume a constant balance sheet, all rate changes occur overnight, and management takes no action as a result of this change.

Basis Point	Percentage Change in Net Interest Income
Interest Rate Change	12 months	24 months
Down 100	-3.05%	-6.47%
Up 100	-1.99%	-6.22%
Up 200	-1.88%	-8.35%

Typical rate shock analysis does not reflect management’s ability to react and thereby reduce the effects of rate changes, and represents a worst-case scenario.

Liquidity Risk Liquidity is measured by the bank’s ability to raise funds to meet the obligations of its customers, including deposit withdrawals and credit needs. Liquid assets include cash and cash equivalents, interest bearing time deposits in banks, and investment securities.  As of December 31, 2014, total liquidity as a percentage of total assets was 27.25% compared to 23.98% as of December 31, 2013.

In addition to on-balance sheet liquidity, the Corporation maintains and monitors contingent sources of liquidity including fed funds lines of credit, Federal Home Loan Bank advance capacity, and deposit listing services.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment.

Contractual Obligations

The following table presents contractual maturities of our term liabilities as of December 31, 2014.  The amounts shown do not reflect any early withdrawal or prepayment assumptions.

	Payments Due in
	One year	One year to	Three to	Over Five
(Dollar amounts in thousands)	or less	Three Years	Five Years	Years	Total
Deposits without a stated maturity	—	—	—	—	50,346
Certificates of deposits	14,548	10,602	6,774	—	31,924
Federal Home Loan Bank advances	5,000	—	3,000	—	8,000
Long-term debt	—	—	—	3,000	3,000
	19,548	10,602	9,774	3,000	93,270

The Corporation has obligations under its phantom stock plan as described in Note 11 to the consolidated financial statements.

The Corporation has lease obligations on its banking facility as described in Note 12 to the consolidated financial statements.

Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

The following table details the amount and expected maturities of significant commitments as of December 31, 2014. Further discussion of these commitments is included in Note 14 to the consolidated financial statements.

	Total Amount	One year	Over One
(Dollar amounts in thousands)	Committed	or less	Year
Commitments to extend credit:
Unused loan commitments	$6,991	$5,294	$1,697
Commercial letters of credit	3,667	1,196	2,471

Commitments to extend credit, including loan commitments, standby and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Comparison and Discussion of June 30, 2015 Balance Sheet to June 30, 2014

The Corporation’s total assets increased 32.8% or $27.9 million at June 30, 2015, from a year earlier. Available-for-sale securities decreased $0.6 million at June 30, 2015, from the previous year. Loans, net of deferred fees and costs, increased by $16.8 million to $80.0 million. Deposits increased $18.7 million, or 26.4% while borrowings increased from $5.0 million at June 30, 2014 to $10.5 million at June 30, 2015. Long-term debt increased from $0 at June 30, 2014 to $3.0 million at June 30, 2015.  Total shareholders’ equity increased $0.5 million to $9.4 million at June 30, 2015.

Loan Portfolio

Loans outstanding by major category as of June 30 for each of the last two years are set forth in the table below.

	Six Months Ended June 30,
(Dollar amounts in thousands)	2015	2014
Loan Category
Construction & Land Development	$1,787	$1,835
Residential Real Estate	13,935	12,024
Commercial	64,775	49,647
Consumer	469	540
TOTAL	$80,966	$60,046

Allowance for Loan Losses

The activity in the Corporation’s allowance for loan losses is shown in the following analysis:

	Six Months Ended June 30,
(Dollar amounts in thousands)	2015	2014
Amount of loans outstanding	$80,966	$64,046
Average amount of loans by year	$76,127	$57,440
Allowance for loan losses at beginning of year	$917	$873
Loans charged off:
Construction & Land Development	—	—
Residential Real Estate	27	—
Commercial	—	2
Consumer	—	—
Total loans charged off	27	2
Recoveries of loans previously charged off:
Construction & Land Development	—	—
Residential Real Estate	—	—
Commercial	—	1
Consumer	—	—
Total recoveries	—	1
Net loans charged off	27	1
Provision charged to expense	125	—
Balance at end of period	1,015	872
Ratio of net charge-offs (annualized) during period to average loans outstanding	0.07%	0.01%

The allowance is maintained at an amount management believes sufficient to absorb probable incurred losses in the loan portfolio. Monitoring loan quality and maintaining an adequate allowance is an ongoing process overseen by senior management. On at least a quarterly basis, a formal analysis of the adequacy of the allowance is prepared and reviewed by management and the Board of Directors. This analysis serves as a point in time assessment of the level of the allowance and serves as a basis for provisions for loan losses. The loan quality monitoring process includes assigning loan grades and the use of a watch list to identify loans of concern.

The analysis of the allowance for loan losses includes the allocation of specific amounts of the allowance to individual impaired loans, generally based on an analysis of the collateral securing those loans. Portions of the allowance are also allocated to loan portfolios, based upon a variety of factors including historical loss experience, trends in the type and volume of the loan portfolios, trends in delinquent and non-performing loans, and economic trends affecting our market. These components are added together and compared to the balance of our allowance at the evaluation date. The allowance for loan losses as a percentage of total loans declined to 1.25% at June 30, 2015 compared to 1.35% at June 30, 2014. Non-performing loans of $331 thousand at June 30, 2015 increased from $0 at June 30, 2014. Management believes the allowance for loan losses balance at June 30, 2015 is reasonable based on their analysis.

Capital Resources

The Corporation’s subsidiary Bank is subject to capital adequacy standards which are used extensively in regulatory agencies’ monitoring and control of the industry. These standards relate capital to level of risk by assigning different weightings to assets and certain off-balance-sheet activity. As shown in the table below, the Bank’s regulatory capital exceeds the requirements to be considered well capitalized at June 30, 2015.

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2015
Common Equity Tier 1 Capital (to risk weighted assets)	$11,434	13.84%	$3,719	4.50%	$5,372	6.50%
Total Capital (to risk weighted assets)	12,449	15.06%	6,611	8.00%	8,264	10.00%
Tier 1 Capital (to risk weighted assets)	11,434	13.84%	4,959	6.00%	6,611	8.00%
Tier 1 Capital (to average assets)	11,434	10.52%	4,348	4.00%	5,435	5.00%

The Corporation does not currently pay cash dividends to shareholders.

Interest Rate Sensitivity and Liquidity

The Corporation has established risk measures, limits and policy guidelines for managing interest rate risk and liquidity. Responsibility for management of these functions resides with the Asset/Liability Committee. The primary goal of the Asset/Liability Committee is to maximize net interest income within the interest rate risk limits approved by the Board of Directors.

Interest Rate Risk: Interest rate risk is the exposure to changes in net interest income as a result of changes in interest rates. Consistency in the Corporation’s net interest income is largely dependent on the effective management of this risk. The Asset/Liability position is measured using sophisticated risk management tools, including earnings simulation and market value of equity sensitivity analysis. These tools allow management to quantify and monitor both short-and long-term exposure to interest rate risk. Simulation modeling measures the effects of changes in interest rates, changes in the shape of the yield curve and the effects of embedded options on net interest income. This measure projects earnings in the various environments over the next two years. It is important to note that measures of interest rate risk have limitations and are dependent on various assumptions. These assumptions are inherently uncertain and, as a result, the model cannot precisely predict the impact of interest rate fluctuations on net interest income. Actual results will differ from simulated results due to timing, frequency and amount of interest rate changes as well as overall market conditions. The Committee has performed a thorough analysis of these assumptions and believes them to be valid and theoretically sound. These assumptions are continuously monitored for behavioral changes.

The table below shows the Corporation’s estimated sensitivity profile as of June 30, 2015. The change in interest rates assumes a parallel shift in interest rates of 100 and 200 (increase only) basis points.  These estimates assume a constant balance sheet, all rate changes occur overnight, and management takes no action as a result of this change.

Basis Point	Percentage Change in Net Interest Income
Interest Rate Change	12 months	24 months
Down 100	-1.46%	-3.57%
Up 100	-0.99%	-3.69%
Up 200	-0.64%	-5.70%

Typical rate shock analysis does not reflect management’s ability to react and thereby reduce the effects of rate changes, and represents a worst-case scenario.

Liquidity Risk: Liquidity is measured by the bank’s ability to raise funds to meet the obligations of its customers, including deposit withdrawals and credit needs. Liquid assets include cash and cash equivalents, interest bearing time deposits in banks, and investment securities.  As of June 30, 2015, total liquidity as a percentage of total assets was 23.44% compared to 19.49% as of June 30, 2014.

In addition to on-balance sheet liquidity, the Corporation maintains and monitors contingent sources of liquidity including fed funds lines of credit, Federal Home Loan Bank advance capacity, and deposit listing services.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment.

Contractual Obligations

The following table presents contractual maturities of our term liabilities as of June 30, 2015.  The amounts shown do not reflect any early withdrawal or prepayment assumptions.

	Payments Due in
		One year	One year to	Three to	Over Five
(Dollar amounts in thousands)	Total	or less	Three Years	Five Years	Years
Deposits without a stated maturity	$55,000	—	—	—	—
Certificates of deposits	34,787	$17,904	$11,621	$5,262	—
Federal Home Loan Bank advances	10,500	4,000	—	4,500	$2,000
Long-term debt	3,000	—	—	—	3,000
	$103,287	$21,904	$11,621	$9,762	$5,000

Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

The following table details the amount and expected maturities of significant commitments as of June 30, 2015.

	Total Amount	One year	Over One
(Dollar amounts in thousands)	Committed	or less	Year
Commitments to extend credit:
Unused loan commitments	$6,243,440	$1,334,980	$4,908,460
Commercial letters of credit	7,383,485	5,845,318	1,538,168

Commitments to extend credit, including loan commitments, standby and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following is a list of the Directors, Executive Officers and Significant Employees of the Company:

Name	Position	Age	Term of Office as a Director (1)

Executive Officers:

Thomas L. Austerman	Director, President and CEO of the Company	71	5/2015 – 5/2016

Lucas J. Yaeger	Vice President	34

John M. Schenk	Treasurer	39

Outside Directors:

J.P. Engelbrecht	CEO, South Central Communications	35	5/2015 – 5/2016

Lester R. Hammer	Retired	79	5/2015 – 5/2016

William W. Harrod	President and CEO, First Capital, Inc.	59	5/2015 – 5/2016

Mark R. Ide	President, Ide Management Group, LLC	64	5/2015 – 5/2016

Arthur W. Klipsch	President, Maley & Wertz Lumber Company	56	5/2015 – 5/2016

Reed S. Schmitt	Attorney, Bingham Greenebaum Doll LLP	56	5/2015 – 5/2016

Robert B. Wright	President, Wright Motors, Inc.	62	5/2015 – 5/2016

(1) Month and year of start and end date of term.

Biographical Information

Thomas L. Austerman, Director, President and CEO, First Light Bancorp, CEO and Director, The Commerce Bank

Tom Austerman is the founder and current CEO of the Bank and the President and CEO of the Company.   He has been active as an elected official, community volunteer and civic leader for more than 40 years.  He currently serves on the boards of Evansville Rotary, Willard Library, Saint Mary’s Foundation, Youth First and USI’s School of Business Advisory Board.

Mr. Austerman has 43 years of experience as a bank officer and community leader.   He began his commercial banking career with the Second National Bank of Richmond, Indiana in April, 1971.  During his 13 years with Second National Bank he, at different times, managed the mortgage banking, marketing and commercial lending departments and was a voting member of the Bank’s senior management committee.  He subsequently joined The First National Bank of Danville, Indiana where he held the position of senior vice president and senior loan officer from January 1983 until December 1985.  Mr. Austerman accepted a position with National City Bank of Evansville, Indiana in January of 1986.  His responsibilities included marketing, strategic planning, business development, commercial lending and branch administration.  From January 1994 to December 1999 Mr. Austerman served as president and chief administrative officer of National City Bank of Evansville with day to day responsibilities for the Bank’s operations.  Mr. Austerman was the executive organizer and the founding president and chief executive officer of Bank of Evansville, N.A., from May 2000 to February 2005.

J.P. Engelbrecht, Director

JP Engelbrecht is the CEO of South Central Communications, an Evansville, Indiana based private equity company with current holdings in audio visual contracting, digital marketing, and real estate.  JP graduated from Xavier University in Cincinnati, Ohio with a degree in Management.  He is a Director of The Commerce Bank, the International Planned Music Association (Past Chair), Junior Achievement of Southwestern Indiana (Past Chair), St Meinrad School of Theology, the Evansville Regional Business Committee, and the Evansville Vanderburgh Airport Authority Board.

Lester R. Hammer, Director

Les Hammer retired after a 50 plus year career in the electronic contracting business.  He currently is President of Ohio Valley Properties, a residential and commercial real estate partnership with substantial holdings in Warrick and Vanderburgh counties Indiana.  Mr. Hammer is past President of the Board of Directors of the Boys & Girls Club of Evansville.

William W. Harrod, Director

Bill Harrod has served as President and Chief Executive Officer of First Capital, Inc. since January 2000 and President and Chief Executive Officer of First Harrison Bank since October 2012.  Mr. Harrod has been a director of First Capital Bancorp since 2000.  Over the course of his extensive banking career Mr. Harrod has served in a variety of leadership positions including President and Chief Executive Officer of HCB Bancorp, Inc. and Harrison County Bank.  In addition to his extensive experience in the banking industry Mr. Harrod is involved in many business and civic organizations in the communities First Harrison Bank serves.

Mark R. Ide, Director

Mark Ide is a Licensed Clinical Social Worker who began his career in 1973 working as an Executive Director for non-profit Children’s Homes in Tennessee.   In 1990, he became the President of Lakeshore Estates, a religious non-profit nursing home company in Nashville, Tennessee.  In 1995, he co-founded Morningside Assisted Living that built a number of facilities around the southeast.   In 1997, Mark established Ide Management Group and the company acquired 40 nursing homes over the next 15 years.  Currently, Ide Management Group operates nursing homes in Indiana, Illinois, and Iowa.  Additionally, he is involved with auto dealerships, insurance agencies and various charitable organizations.  With more than 30 years of operational and administrative experience in multi-location healthcare and social service organizations, Mark has focused his expertise in the areas of operational management, operational analysis, financial management, acquisitions and marketing. In 1997, he founded IMG, which he grew from a modest five skilled nursing facilities to 40 skilled nursing and assisted living facilities. Mark received his Bachelor’s degree from the University of Michigan and holds a dual Master’s degree in Social Work and Business Administration.

Arthur W. Klipsch, Director

Art Klipsch graduated from Georgia Tech with a bachelor’s in Industrial Engineering.  He obtained his MBA in Finance and Accounting from Indiana University.  After graduating from college he worked at Crowe Chizek in Indianapolis in the financial institution consulting group concentrating in bank productivity and funds utilization.  Mr. Klipsch is currently president and owner of Maley & Wertz Lumber, Inc. which produces hardwoods which are sold domestically as well as internationally in Europe, Asia, and South America.  Mr. Klipsch is also a controlling partner in several commercial industrial and retail real estate companies.

Reed S. Schmitt, Chairman of the Board, First Light Bancorp; Director, The Commerce Bank

Reed Schmitt is an attorney in the law firm of Bingham Greenebaum Doll LLP.  He has practiced law for over 30 years in Evansville, Indiana, concentrating in the areas of estate planning and administration, corporate law, and commercial litigation.  Mr. Schmitt is an active member of the Evansville Bar Association where he was past president and chairman of the Probate Committee.  Mr. Schmitt is the recipient of the Doran Perdue/EBA Service Award and the EBA President’s Award.  Mr. Schmitt graduated from Purdue University in 1981 with a double major in Political Science and History.  While at Purdue, Mr. Schmitt played on the Purdue water polo team.  Mr. Schmitt attended Indiana University School of Law, and received his J.D. in 1984.  Mr. Schmitt has been very involved in the Evansville community and his church.  He has served as a director for Youth Resources of Southwestern Indiana for over 25 years.

Lucas J. “Luke” Yaeger, President and CEO, The Commerce Bank; Vice President, First Light Bancorp

Luke Yaeger, the President of the Bank, has over 12 years of experience in banking and civic involvement and holds a Bachelor of Science degree in business management from Austin Peay State University in Clarksville, Tennessee, a Master’s in Business Administration from the University of Southern Indiana in Evansville, Indiana, and is also a graduate of Louisiana State University’s Graduate School of Banking in Baton Rouge, Louisiana.  Mr. Yaeger began his banking career at Old National Bank in Clarksville, Tennessee in 2002 and in 2004 was promoted to a bank officer and relocated to Evansville, Indiana.  In early 2006, Mr. Yaeger joined the Bank’s core management team to organize and lay the foundation for the Bank’s grand opening in May of 2006. In 2008, Mr. Yaeger was promoted to Vice President, Commercial Banking. In 2010, he was promoted to the Bank’s executive management group as Senior Vice President and Senior Lending Officer. In June of 2012 he was promoted to Executive Vice President and Chief Operating Officer for Commerce Bank where he was tasked with personnel management as well as the overall performance and execution of all of the Bank’s operational protocols and results. He was promoted to President of the Bank in August 2014.

Mr. Yaeger remains active in the Evansville, Indiana community through a variety of organizations including having served on Congressman Larry Bucshon’s 8th District Small Business Advisory Committee. He was appointed by Mayor Lloyd Winnecke to serve on the city of Evansville’s Haynie’s Corner Advisory Committee, the board of directors for the Evansville Brownfields Corporation and the Robert’s Stadium Task Force. Mr. Yaeger also chairs the Local Government Affairs Committee for the Chamber of Commerce of Southwest Indiana and sits on the Chamber’s Board of Directors. He also serves on the Board of Directors for Junior Achievement of Southwest Indiana where he serves on the Executive Committee as Board Development Chair. Additionally, he is the vice president of the Downtown Evansville Rotary Club and the past president of the Board of Trustees of the Eta Tau Alumni Association of the Pi Kappa Alpha Fraternity. He currently also serves as vice president of Corridor of Champions board at Evansville’s Ford Center and on the board of directors for the Public Education Foundation of Evansville, Inc. A graduate of Leadership Evansville and the Lilly Endowment-funded Connect with Southern Indiana Program, Mr. Yaeger is also the past president of the Wesselman Nature Society.

John Schenk, Chief Financial Officer, The Commerce Bank; Treasurer, First Light Bancorp

John Schenk, the Chief Financial Officer of the Bank, is an Evansville native and a graduate of the University of Southern Indiana.  He has over 16 years of professional experience, primarily in the banking industry.  He has earned both Certified Public Accountant (CPA) and Certified Internal Auditor (CIA) designations.   He currently serves as a board member and Treasurer for Youth Resources of Southwestern Indiana.

Prior to joining the Bank, John was Director of Financial Planning and Business Analysis at United Companies, Inc. from June 2011 through June 2012 and Chief Financial Officer of Bank of Evansville from August 2007 until its sale in December 2010.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Total Compensation

During the fiscal year ended December 31, 2014, the Company and the Bank paid an aggregate of $36,825 in compensation for services rendered to the seven non-officer directors of the Company (including fees paid from the Bank), and an aggregate of $456,260 to the three most highly compensated officers of the Company (including compensation received from the Bank for services rendered to the Bank).

Compensation Plans and Arrangements

Employment Agreements for Mr. Austerman

The Company has entered into an Employment Agreement with Thomas L. Austerman.  The Agreement is effective as of July 1, 2015 and terminates on June 30, 2017.  The Agreement provides for base compensation of $160,650, an annual incentive bonus compensation program, and certain other benefits including health insurance, vacation, and an automobile allowance.  The Agreement automatically terminates upon Mr. Austerman’s death and may be terminated by the Company with or without cause, or by Mr. Austerman with or without good reason (as each such term is defined in the Agreement).  If the Agreement is terminated due to Mr. Austerman’s death, by the Company without cause, or by Mr. Austerman without good reason, all payments under the Agreement will terminate immediately except for salary and expenses incurred prior to the date of termination.  If the Agreement is terminated by the Company without cause or by Mr. Austerman with good reason, the Company will pay Mr. Austerman an amount equal to his base salary through the remainder of the term of the Agreement (with a minimum payment of six (6) months’ base salary) plus an incentive payment equal to a full year’s calculation of the incentive compensation accrued pursuant to the Agreement.

In consideration of the benefits set forth in the Agreement, Mr. Austerman has agreed not to disclose any of the Company’s proprietary information or use the information for his own benefit or the benefit of any person other than the Company. He has also agreed not to compete with the Company within a fifty (50) mile radius of the Company’s main office location in Evansville, Indiana, for a period of twelve (12) months following his termination for any reason, and not to solicit employees, customers, or business from the Company during that period.

The Agreement provides for annual incentive compensation of up to 35% of Mr. Austerman’s base salary.  This annual incentive bonus is based 50% upon metrics tied to capital growth, 25% to metrics tied to net income and 25% upon a discretionary component.

As a part of the Agreement, the parties further agreed to enter into another Employment Agreement between the Company, the Bank and Mr. Austerman (the “Second Agreement”).  The Second Agreement will be effective July 1, 2017 and will terminate on June 30, 2019.  The Second Agreement requires Mr. Austerman provide 750 hours of service to the Bank, and provides for base compensation of $75,000 and an automobile allowance.  Mr. Austerman also may receive a bonus at the discretion of the Board of Directors.  The Second Agreement automatically terminates upon Mr. Austerman’s death and may be terminated by the Company with or without cause, or by Mr. Austerman with or without good reason (as each such term is defined in the Agreement).  If the Second Agreement is terminated due to Mr. Austerman’s death or disability, or if Mr. Austerman violates the non-disclosure, non-solicitation, or non-compete provisions of the Agreement, all payments under the Second Agreement will terminate immediately except for salary and expenses incurred prior to the date of termination.

Deferred Compensation Plan for Mr. Austerman

Effective July 1, 2015, the Company entered into a Deferred Compensation Plan (the “Plan”) with Mr. Austerman.  The Plan provides that the Company will pay Mr. Austerman a performance bonus of $75,000 in each of 2020 and 2021, provided that certain employment and performance conditions are satisfied.  In order to receive the bonus, Mr. Austerman must: (1) remain an employee of the Company, or another entity within its control group (such as the Bank), through June 30, 2019; and (2) the Company must have raised $12 million in capital and its stock must be valued at a minimum of $7.10 per share, both as of June 30, 2019.  If these conditions are met, the bonus will become vested and will be paid to Mr. Austerman in twenty-four (24) equal monthly installments of $6,250, beginning on July 1, 2020 (for a total bonus of $150,000).  The Board of Directors may in its sole discretion elect to pay Mr. Austerman the performance bonus even if the above conditions have not been fully satisfied.  If Mr. Austerman dies after the bonus has become vested, but before both lump sum payments have been made, then his beneficiary will have a nonforfeitable interest in the unpaid balance of the bonus.

Change in Control Agreement for Mr. Austerman

The Company has entered into Change in Control Agreement with Mr. Austerman (the “Austerman CIC Agreement”).  The purpose of the Austerman CIC Agreement is to secure the continued service and dedication of Mr. Austerman in the event of an actual or threatened “Change in Control”, which is defined in the CIC Agreement to have occurred if:

•                  any person acquires beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s outstanding capital stock;

•                  a majority of the directors as of the effective date of the Austerman CIC agreement is replaced by individuals whose appointment or election is not endorsed by a majority of the directors prior to the appointment or election; or

•                  a change in the ownership of assets of the Company having a gross fair market value greater than fifty percent (50%) of the total gross fair market value of all of the assets of the Company prior to the acquisition, other than in certain circumstances described in the Austerman CIC Agreement.

The CIC Agreement provides that if Mr. Austerman’s employment is terminated: (1) upon or following a Change in Control; (2) by Mr. Austerman for good reason or on account of disability during the period between the Company’s execution of a letter of intent regarding a Change in Control and the effective date of a Change in Control; or (3) by the Company for any reason other than for cause, Mr. Austerman has the right to receive a change in control payment equal to two (2) times his total compensation. In certain circumstances Mr. Austerman will have the opportunity to increase his change-in-control payment to 2.99 times his total compensation. Any annual incentive payments due the employee pursuant to his employment agreement shall be payable as if 100% of the annual incentive targets have been met.  Notwithstanding the foregoing, Mr. Austerman is not entitled to any change in control compensation if the Bank has a CAMELS rating of “4” or less, the Company or the Bank has declared bankruptcy, or if the FDIC has closed the Bank.  Additionally, to the extent payments made to an employee would be considered “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code, the payment will be reduced or eliminated to ensure that the payment does not exceed the 280G limit.

The CIC Agreement automatically terminates upon Mr. Austerman’s voluntary termination of employment for any reason, other than a termination by Mr. Austerman for good reason or his disability during the period between the Company’s execution of a letter of intent regarding a Change in Control and the effective date of a Change in Control.

Employment Agreements for Messrs. Yaeger and Schenk

The Bank entered into Employment Agreements with Lucas J. Yaeger, its President and CEO, and John M. Schenk, its Executive Vice President, Chief Financial Officer, in August 2014 (unless otherwise noted, the Employment Agreements are collectively referred to as the “Agreements”).  Each of the Agreements has a three-year term, with automatic one-year renewals unless either party notifies the other of an intention for the Agreements not to renew at least ninety days prior to renewal.  The Agreements provide for base compensation (initially $125,000 for Mr. Yaeger and $118,000 for Mr. Schenk), an annual incentive bonus compensation program, awards of phantom stock, and certain other benefits including health insurance, vacation and an automobile allowance.  The Agreements automatically terminate upon the employee’s death and may be terminated by the Bank with or without cause or by the employee with or without good reason (as each such term is defined in the Agreements).  If the Agreements are terminated due to the employee’s death, by the Bank with cause or by the employee without good reason, all payments under the Agreement will terminate immediately except for salary and expenses incurred prior to the date of termination.  If the Agreements are terminated by the Bank without cause or by the employee with good reason, the Bank will pay the employee a payment equal to his base salary through the remainder of the term of the Agreements (with a minimum payment of six months’ base salary) plus an incentive payment equal to a full year’s calculation of the incentive compensation accrued pursuant to the Agreements.

In consideration of the benefits set forth in the Agreements, each employee has agreed not to disclose any of the Bank’s proprietary information or to use such information for his own benefit or the benefit of any person other than the Bank.  Each employee has also agreed not to compete with the Bank within a fifty (50) mile radius of the Bank’s main office location in Evansville, Indiana, for a period of twelve (12) months following the employee’s termination for any reason, and not to solicit employees, customers or business from the Bank during that period.

The Agreements provide for annual incentive compensation equal to a percentage of each employee’s base salary (up to 35% for Mr. Yaeger and up to 25% for Mr. Schenk).  For Mr. Yaeger, the annual incentive bonus is based equally upon a discretionary component and upon metrics tied to the Bank’s net income, asset growth, and asset quality.  For Mr. Schenk, the annual incentive bonus is based equally upon a discretionary component and upon metrics tied to the Bank’s net income, asset growth, and non-interest expense.

Change in Control Agreements

The Bank has entered into Change in Control Agreements with Mr. Yaeger and Mr. Schenk (unless otherwise noted, the Change In Control Agreements are collectively referred to as the “CIC Agreements”).  The purpose of the CIC Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened “Change in Control”, which is defined in the CIC Agreements to have occurred if:

•                  any person acquires beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s outstanding capital stock;

•                  a majority of the directors as of the effective date of the CIC agreement is replaced by individuals whose appointment or election is not endorsed by a majority of the directors prior to the appointment or election; or

•                  a change in the ownership of assets of the Company having a gross fair market value greater than fifty percent (50%) of the total gross fair market value of all of the assets of the Company prior to the acquisition, other than in certain circumstances described in the CIC Agreements.

The CIC Agreements provide that if the employee’s employment is terminated (i) following a Change in Control, (ii) by the employee for good reason during the period between the Company’s execution of a letter of intent regarding a Change in Control and the effective date of a Change in Control, or (iii) by the Company or the successor bank for any reason other than for cause, the employee has the right to receive a change in control payment equal to two (2) times his total compensation, in the case of Yeager, and one and one-half (1.5) times his total compensation, in the case of Mr. Schenk.  In certain circumstances Yeager will have the opportunity to increase his change-in-control payment to 2.99 times his total compensation and Mr. Schenk will have the opportunity to increase his change-in-control payment to two and one-half (2.5) times his total compensation.  Any annual incentive payments due the employee pursuant to his employment agreement shall be payable as if 100% of the annual incentive targets have been met.  Notwithstanding the foregoing, the employees shall not be entitled to any change in control compensation if the Bank has a CAMELS rating of “4” or less, the Company or the Bank has declared bankruptcy, or if the FDIC has closed the Bank.  Additionally, to the extent payments made to an employee would be considered “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code, the payment will be reduced or eliminated to ensure that the payment does not exceed the 280G limit.

The CIC Agreements automatically terminate upon the employee’s voluntary termination of employment for any reason, other than a termination by the employee for good reason or the employee’s disability during the period between the Company’s execution of a letter of intent regarding a Change in Control and the effective date of a Change in Control.

Phantom Stock Awards

On August 20, 2014, the Company adopted a Phantom Stock Plan designed to give participants the opportunity to share in the growth of the Company.  The Phantom Stock Plan provides for the grant of Phantom Stock Units to participants in the Phantom Stock Plan from time to time.  Phantom Stock Units are hypothetical shares of stock used solely as a measurement tool representing the rights granted to each participant in the Phantom Stock Plan.  No shares of common stock are issued to participants pursuant to the Phantom Stock Plan, and grants of Phantom Stock Units do not entitle participants to any voting or other shareholder rights.  Unless otherwise set forth in a particular grant agreement, the awards of Phantom Stock Units vest upon the earliest of (i) the participant’s attainment of normal retirement age, (ii) the participant’s termination of employment due to death or disability, or (iii) a change in control.  All unvested Phantom Stock Units are immediately forfeited upon a termination of employment for cause.  Upon vesting of the Phantom Stock Units, participants are entitled to receive the fair market value of the Phantom Stock Units, payable in cash.  Any dividends declared by the Company on its common stock will be reinvested in Phantom Stock Units at the then-current fair market value.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following chart sets forth the beneficial ownership of each of the Company’s executive officers, directors, and other securityholders who beneficially own more than 10% of the Company’s common stock, which is the only class of stock currently issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (8)

Thomas L. Austerman New Harmony, IN (1)	38,204	2.50%

J.P. Engelbrecht Evansville, IN (2)	59,969	3.91%

Lester R. Hammer Evansville, IN (4)	83,730	5.48%

First Capital, Inc. Corydon, IN (3)	175,666	11.18%

Mark R. Ide Apollo Beach, FL	139,000	9.10%

Arthur W. Klipsch Evansville, IN (5)	37,500	2.44%

Reed S. Schmitt Evansville, IN (6)	33,900	2.21%

Robert B. Wright Evansville, IN (7)	20,518	1.34%

Directors and Officers as a Group (9 persons)	589,392	36.8%

(1)                                 Amount includes 35,981 shares jointly owned with spouse and 2,223 warrants to acquire shares of First Light Bancorp common stock that expires October 7, 2016.

(2)                                 Includes 24,769 shares held by Boonville Broadcasting Company, Inc., 27,777 shares held by South Central Communications Corporation, and 7,423 warrants to acquire shares of First Light Bancorp common stock that expire October 7, 2016.

(3)                                 Shares held in the name of First Capital, Inc., include 43,916 warrants to acquire shares of First Light Bancorp common stock that expire October 7, 2016.

(4)                                 Includes 82,730 shares held by spouse.

(5)                                 Includes 22,500 shares owned by his children and 8,125 warrants to acquire shares of First Light Bancorp common stock that expire October 7, 2016.

(6)                                 Amount includes 29,175 shares owned jointly with spouse and 4,725 warrants to acquire shares of First Light Bancorp common stock that expire October 7, 2016.

(7)                                 Includes 5,518 warrants to acquire shares of First Light Bancorp common stock that expire October 7, 2016.

(8)                                 Based upon 1,527,772 shares issued and outstanding as of August 31, 2015.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

From January 1, 2013, to the present, there have been no transactions (and there are none currently proposed) which the amount involved exceeded $50,000 to which the Company was (or is to be) a party and in which any executive officer, director, five percent (5%) beneficial owner of the Company’s common stock, or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except set forth below and under “Executive Compensation” and pursuant to the employment and change of control agreements between the Bank and the executive officers and certain key employees of the Bank.

Some of the Bank’s directors and executive officers, and some members of their immediate family, have been customers of the Bank since January 1, 2013, and had transactions with the Bank in the ordinary course of business.  In addition, some of the Bank’s directors and executive officers are officers, directors, or shareholders corporations or members of partnerships or joint ventures that have been customers of the Bank since January 2013, and had transactions with the Bank in the ordinary course of business. The aggregate dollar amounts outstanding of the loans to such persons were approximately $4.9 million at June 30, 2015. In keeping with federal regulations, the loans to such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectability or present other unfavorable terms.

DESCRIPTION OF THE SHARES

The Company’s authorized capital stock consists of 5,000,000 shares of common stock, no par value, of which 1,527,772 shares were issued and outstanding as of the date of this Offering Circular, and 5,000,000 shares of Preferred Stock, none of which are outstanding as of the date of this Offering Circular.   At the conclusion of the Offering, a maximum of 3,066,234 shares of common stock will be issued and outstanding.  The remaining authorized but unissued shares of common stock may be issued upon authorization by the Board of Directors without prior shareholder approval.  The issuance of additional shares of common stock other than on a pro-rata basis to existing shareholders at the time of such issuance will reduce the proportionate interests of the Company held by existing shareholders.

Common Stock

The following is a summary of certain of the rights and privileges pertaining to the shares of common stock.

Voting Rights.  The holders of the common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders.  Except for the election of directors and certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the IBCL, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval.  There is no provision for cumulative voting with respect to the election of directors; rather, directors are elected by a plurality of the votes cast.  Accordingly, the holders of more than 50% of the outstanding shares of common stock, if they choose to do so, can elect all of the Directors.

Dividend Rights.  All shares of common stock are entitled to share equally in such dividends as the Board of Directors may declare, in its discretion.  The Company is largely dependent upon dividends from the Bank for funds to pay dividends on the common stock.

We have not paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.  As discussed above, the Bank is currently prohibited from declaring and paying a dividend to the Company.  Even if dividends from the Bank are permitted in the future, the amount of such dividends are limited by law and by the need to maintain adequate capital in the Bank.  As such, the future earnings of the Bank and resulting dividends to the Company may not be sufficient to permit the legal payment of dividends to you.  We can offer no assurance when the Bank will be able to declare and pay a dividend to the Company or the amount of such dividend if such dividend is allowed.

Liquidation Rights.  Upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all shares of common stock are entitled to share equally in the assets legally available for distribution to the holders of common stock after payment of all prior obligations of the Company which may include the satisfaction in full of any liquidation preference to which holders of preferred stock, if any, may then be entitled.

Other Matters.  The holders of the shares of common stock have no preemptive or redemption rights or any preferred right to purchase or subscribe for any authorized but unissued common stock, or any securities convertible into common stock, of the Company.  The Shares offered hereby will be when issued, fully paid and non-assessable.  The shares of common stock are not redeemable at the option of the Company or holders thereof.

The Company may be required to provide additional capital to the Bank in the future in the event that the regulating body for the Bank determines such capital infusion is necessary.  In such event, in order to obtain such capital, the Company may seek additional funds from existing shareholders, borrow additional funds from a bank or other lender or have an equity offering of additional shares of common stock or other securities of the Company.

Computershare Limited serves as the registrar and transfer agent for the common stock of the Company.

Preferred Stock

The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without stockholder approval.  The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series.  Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

DILUTION

If you invest in our common stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock after this Offering.

Our net tangible book value as of June 30, 2015, was approximately $9.4 million, or $6.14 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2015. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this Offering and the net tangible book value per share of our common stock immediately after this Offering.

After giving effect to the sale of the 1,538,462 shares of our common stock in this Offering at a price of $6.50 per share, and after deducting estimated Offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2015, would have been approximately $19.3 million or $6.29 per share. This represents an immediate increase in net tangible book value of $0.15 per share to existing stockholders and immediate dilution of $0.15 per share to investors purchasing our common stock in this Offering.

The following table illustrates this dilution on a per share basis to new investors:

	(in thousands)
Offering price per share		$6.50
Actual net tangible book value per share as of June 30, 2015	$6.14
Increase in adjusted net tangible book value per share attributable to new investors purchasing shares in this Offering	$0.15
As adjusted net tangible book value per share as of June 30, 2015		$6.29
Dilution per share to new investors in this Offering		$0.15

The above discussion and table do not take into account further dilution to investors purchasing our common stock in this Offering that could occur upon the exercise of outstanding warrants having a per share exercise price less than the Offering price per share in this Offering. To the extent that outstanding warrants outstanding as of June 30, 2015, are exercised, or other shares are issued, investors purchasing our common stock in this Offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in further dilution to our stockholders, including investors purchasing our common stock in this Offering.

The number of our shares outstanding in the discussion and table above is based on 1,527,772 shares of our common stock outstanding as of June 30, 2015, and excludes 262,523 shares of our common stock issuable upon the exercise of stock warrants outstanding at an exercise price of $5.40 per share.  All outstanding warrants have an expiration date of October 7, 2016.

DESCRIPTION OF SUBSCRIPTION PROCEDURES

Rights Offering Subscriptions

We are distributing to holders of our common stock as of 5:00 p.m. on the Record Date, at no charge, non-transferable subscription rights to purchase shares of our common stock. Existing shareholders of the Company will be entitled to purchase in the Rights Offering a number of shares equal to: (i) the number of shares held of record as of the record date of September 22, 2015, (ii) divided by 1.986103, rounded down to the nearest whole number. If your shares are held beneficially by a bank or broker, please see the section below for “Notice to Nominees” and “Beneficial Owners.” Subscription rights may only be exercised in whole numbers, as we will not issue fractional rights. Instead, we will round all of the subscription rights down to the nearest whole number. As a result, we may not issue the full number of shares authorized for issuance in connection with this Offering. Any excess funds received will be returned, without interest or penalty, as soon as practicable.

Basic Subscription Privilege.  Each whole subscription right that you own will entitle you to purchase one share of our common stock at a subscription price of $6.50 per share. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights. For example, if you owned 1,100 shares of our common stock as of 5:00 p.m. Eastern Standard Time on the Record Date, you would receive 503 subscription rights (rounded down from 503.49855) and would have the right to purchase 503 shares of common stock for $6.50 per share with your basic subscription privilege.

Oversubscription Privilege.  If you exercise your basic subscription privilege in full, you will also have an oversubscription privilege to subscribe for any shares that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the oversubscription privilege will be the same as the subscription price for the basic subscription privilege.

Before exercising your oversubscription privilege, you must exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your oversubscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the oversubscription privilege you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege.

When you complete the portion of your Rights Offering Subscription Agreement to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege in full.

The oversubscription privilege will be available exclusively to existing shareholders until the expiration of the Rights Offering. Thereafter, shares not purchased in the Rights Offering may be offered for sale in the Clarksville Offering. We reserve the right to reject in whole or in part any oversubscription requests, regardless of the availability of shares to satisfy these requests.

If shareholders exercise their oversubscription privileges for more shares than are available to be purchased pursuant to the oversubscription privileges, we will allocate the shares of our common stock to be issued pursuant to the exercise of oversubscription privileges at our sole and absolute discretion, and we maintain the right to reject in whole or in part any oversubscription request.

If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The Company will mail such refunds as soon as practicable after the completion of the Offering.

Clarksville Offering Subscriptions

Concurrently with the Rights Offering, a minimum of 769,231 shares will be offered by our officers and directors on a best efforts basis to residents of the greater Clarksville, Indiana community.

Although the Clarksville Offering will commence at the same time as the Rights Offering, we will hold subscriptions for our common stock received in the Clarksville Offering in an escrow account until the Minimum Offering is received.

To subscribe for any common stock offered in the Clarksville Offering, you must complete the Clarksville Offering Subscription Agreement and deliver it to the Escrow Agent together with full payment for the number of shares you elect to purchase. The Escrow Agent must receive the completed subscription agreement and payments on or before the expiration of the Clarksville Offering.  Your election to subscribe for shares in the Clarksville Offering is irrevocable and may not be canceled or modified.

Method of Exercising Subscription Rights in the Rights Offering

The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the Rights Offering subscription agreement and forwarding it, together with your full subscription payment, to the escrow agent prior to the expiration of the Rights Offering.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank, or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank, or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern Standard Time on November 30, 2015, which is the expiration of the Rights Offering. Your subscription rights will not be considered exercised unless the escrow agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m. Eastern Standard Time on November 30, 2015.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the oversubscription privilege. For payment for shares purchased in the Rights Offering, your payment must be delivered by means of a certified check or cashier’s check drawn upon a U.S. bank and payable to “First Light Bancorp”. For payment for shares purchased in the Clarksville Offering, your payment must be delivered by means of a certified check or cashier’s check drawn upon a U.S. bank and payable to “JCB Escrow Agent for First Light Bancorp”.

If you wish to use any other form of payment, then you must obtain the prior approval of the escrow agent and make arrangements in advance with the escrow agent for the delivery of such payment.

Receipt of Payment

Your payment will be considered received by the escrow agent in the Clarksville Offering, and by us in the Rights Offering, only upon receipt of any certified check or cashier’s check drawn upon a U.S. bank.

Instructions for Completing Your Subscription Agreement

You should read the instruction letter accompanying the Rights Offering Subscription Agreement and the Clarksville Offering Subscription Agreement carefully and strictly follow it. We will not consider your subscription received until we have received delivery of a properly completed and duly executed Subscription Agreement and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us.

The method of delivery of the Subscription Agreement and payment of the subscription amount will be at the risk of the potential investor subscribing for our shares of common stock. If sent by mail, we recommend that you send the Subscription Agreement and payment by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the escrow agent and clearance of payment before the expiration of the subscription period for this Offering.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this Offering Circular to:

Barbara Bond, Controller and Corporate Secretary

First Light Bancorp

PO Box 3729

Evansville, Indiana 47736-3729

Telephone:  (812) 492-1801.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration of this Offering.

Expiration Dates and Amendments

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m. Eastern Standard Time on November 30, 2015, which is the expiration of the Rights Offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable.

The expiration of the Clarksville Offering is at 5:00 p.m. Eastern Standard Time on February 29, 2016. We will not be required to issue shares of our common stock to you if the escrow agent receives your subscription documents or your subscription payment after the applicable deadline, regardless of when the subscription documents and subscription payment were sent.

We have the option to extend the Rights Offering and the Clarksville Offering, although we do not presently intend to do so. We may extend the applicable expiration of either the Rights Offering or the Clarksville Offering, or both, by giving oral or written notice to you prior to the applicable expiration of either Offering. If we elect to extend the applicable expiration of the Rights Offering or the Clarksville Offering, or both, we intend to issue a press release announcing such extension no later than 9:00 a.m. Eastern Standard Time on the next business day after the most recently announced expiration of the applicable Offering. We reserve the right to amend or modify the terms of this Offering, including increasing the size of the Offering.

Subscription Price

In determining the subscription price, our Board of Directors considered a number of factors, including the price at which our shareholders might be willing to participate in this Offering, historical and current trading prices for our common stock, the utility of additional liquidity and capital, the desire to provide an opportunity to our shareholders to participate in the Rights Offering on a pro rata basis, and the desire to sell shares in the Clarksville Offering.

There can be no assurance that the subscription price of $6.50 per share represents the fair value of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during this Offering at a price equal to, or greater than, the subscription price.

Cancelation, Withdrawal, and Termination

We reserve the right to cancel, withdraw or terminate this Offering prior to expiration for any reason. If we cancel, withdraw or terminate this Offering, in whole or in part, all affected subscription rights will expire without value, and any excess funds received will be returned, without interest, as soon as practicable.

Payment Delivery

Clarksville Offering

All Clarksville Offering Subscription Agreements used to subscribe for shares in the Clarksville Offering, and payments of the subscription price, must be delivered to the Escrow Agent as follows:

JCB Escrow Agent for First Light Bancorp

PO Box 1001

Seymour, Indiana 47276

By Overnight Courier

JCB Escrow Agent for First Light Bancorp

125 South Chestnut Street

Seymour, Indiana 47274

If you deliver the subscription documents, payment and Clarksville Offering Subscription Agreement in a manner different than that described in this Offering Circular, we may not honor the exercise of your subscription privileges or accept your subscription.

Rights Offering

All Rights Offering Subscription Agreements used to subscribe for shares in the Rights Offering, and payments of the subscription price, must be delivered to us as follows:

First Light Bancorp

PO Box 3729

Evansville, Indiana 47736-3729

Attention:  Barbara Bond, Controller and Corporate Secretary

By Overnight Courier

First Light Bancorp

20 NW 4th Street

Evansville, Indiana 47708

Attention:  Barbara Bond, Controller and Corporate Secretary

If you deliver the subscription documents, payment and Rights Offering Subscription Agreement in a manner different than that described in this Offering Circular, we may not honor the exercise of your subscription privileges or accept your subscription.

If you deliver subscription documents, Rights Offering Subscription Agreements, in a manner different than that described in this Offering Circular, we may not honor the exercise of your subscription privileges or accept your subscription.

Fees and Expenses

You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the subscription rights or purchase of our common stock.  We will not pay such expenses.

No Fractional Shares

We will not issue fractional shares. Any excess funds received will be returned, without interest or penalty, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of this Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Rights Offering subscription agreement and submit it to the escrow agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the escrow agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact the escrow agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of this Offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other Rights Offering materials. If you wish to obtain a separate Rights Offering Subscription Agreement, you should contact the nominee as soon as possible and request that a separate Rights Offering subscription agreement be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Transferability of Subscription Rights

The subscription rights granted to you in the Rights Offering are non-transferable and, therefore, you may not sell, transfer, or assign your subscription rights to anyone.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights and submission of subscription documents, including time of receipt and eligibility to participate in this Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional, or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the applicable subscription period expires, unless waived by us in our sole discretion. Neither the escrow agent nor the Company shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this Offering, only when a properly completed and duly executed Rights Offering subscription agreement or subscription agreement and any other required documents and the full subscription payment have been received by the escrow agent in the Clarksville Offering, or by us in the Rights Offering.  Our interpretations of the terms and conditions of this Offering will be final and binding.

Escrow Account; Return of Funds

We will hold funds received in payment for shares of our common stock in the Clarksville Offering in an escrow account pending receipt pending our acceptance or rejection of the subscription(s) and receipt of the Minimum Offering Proceeds, or until the Clarksville Offering is completed or is withdrawn and canceled. Once the Minimum Offering Proceeds are received and the Initial Closing has occurred, we will receive the proceeds from any subsequent Clarksville Offering Subscription Agreements delivered to the escrow agent upon acceptance by us of the Subscription Agreement.

We will be entitled to receive any payments received in the Rights Offering as received and to apply such funds as described in “Use of Proceeds.” If the Rights Offering is canceled for any reason, all subscription payments will be returned, without interest or penalties, as soon as practicable.

Issuance of Common Stock

As soon as practicable after the expiration of the Rights Offering period, we will arrange for issuance to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Additional shares purchased pursuant to the Clarksville Offering after the Initial Closing Date will be issued as soon as practicable after we have accepted subscriptions, following the completion of any allocations as may be necessary in the event the oversubscription requests or subscriptions from the Clarksville Offering exceed the number of shares available to satisfy such requests.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in this Offering, if any, until the shares of our common stock are issued to you or your account at your record holder is credited with the shares of our common stock purchased in this Offering.

Foreign Shareholders

We will not mail this Offering Circular or Rights Offering subscription agreement to shareholders with addresses that are outside the U.S. or that have a foreign post office address. The escrow agent will hold these Rights Offering subscription agreement for their account. To exercise subscription rights, our foreign shareholders must notify us prior to 11:00 a.m. Eastern Standard Time at least three business days prior to the expiration of the Rights Offering and demonstrate to our satisfaction that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the Rights Offering subscription agreement to exercise any subscription rights or submit a subscription agreement to purchase our common stock in the Clarksville Offering, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights and subscription for common stock are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights or submit a subscription agreement unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

No person, including associates and persons affiliated or otherwise acting in concert with such persons, will be permitted, without prior Bank and regulatory approval, to subscribe for, or purchase common stock through, the Offering that would result in their holding, after the Offering, over 9.9% of our issued and outstanding common stock. We will not be required to issue to you shares of our common stock pursuant to this Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time this Offering expires, you have not obtained such clearance or approval.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights or submission of the subscription agreement to purchase shares of our common stock. However, neither we nor our counsel are expressing an opinion regarding the tax treatment of this distribution or the Offering. EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE, AND DISPOSITION OF THE SUBSCRIPTION RIGHTS OR THE PURCHASE OF SHARES IN THE OFFERING.

No Board of Directors Recommendation

Our Board is making no recommendation regarding your exercise of the subscription rights or the purchase of shares of our common stock. You are urged to make your decision based on your own assessment of our business and this Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

Neither the shares of our common stock issuable in the Rights Offering or the Clarksville Offering nor the subscription rights will be listed for trading on The OTC Bulletin Board or any stock exchange or market.

PLAN OF DISTRIBUTION

The offer and sale of the Shares may be registered in Indiana and certain other states.  Only residents of states in which the Shares have been registered or are exempt from registration will be permitted to purchase the Shares.  Any purchases by affiliated persons must be made for investment purposes only, and not with the view toward the redistribution of the Shares.

General

The Company is offering a maximum of 1,538,462 shares of common stock in this Offering at a price of $6.50 per share. All shares will be sold pursuant to a Subscription Agreement in the form provided to each investor.  One-half of the shares will be offered for sale in an offering to residents of the greater Clarksville, Indiana area, and one-half of the shares will be offered for sale to shareholders of the Company on September 23, 2015, in a Rights Offering.

Certain of our directors or officers may assist in the Offering.  These individuals will not receive any commissions or compensation other than their normal directors’ fees or employment compensation and will not register with the Securities and Exchange Commission as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Company reserves the right to terminate the Offering at any time in its sole discretion.

Clarksville Offering

The Company is offering the shares for the Clarksville Offering on a best-efforts basis.  The closing of the Clarksville Offering is conditioned upon the sale of all 769,231 shares of common stock in the Clarksville Offering.   Funds invested in the Clarksville Offering will be held in escrow until this condition is satisfied.  In the event the Clarksville Offering is not closed by the date the Offering is terminated, the funds will promptly be returned to the investor, without deduction or interest.

Rights Offering

The Company is offering the shares in the Rights Offering on a best-efforts basis.  The Company has not established a minimum number of shares that must be sold.

Indemnification

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The issuance of the Shares is subject to certain conditions, including the conditions that no stop order suspending the qualification of this Offering Circular is in effect, no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission and that there has been no material adverse change in the condition of the Company from that set forth in the Offering Circular.

LEGAL MATTERS

Certain legal matters relating to the Shares being offered hereby are being passed upon for the Company by SmithAmundsen LLC, Indianapolis, Indiana.

FINANCIAL STATEMENTS

The consolidated financial statements of the Company as of and for each of the two years ended December 31, 2014 and 2013, have been audited by BKD LLP, the Company’s independent auditors, as stated in their report appearing herein.  The consolidated financial statements of the Company as of and for the six month periods ended June 30, 2015, and 2014, included in this Offering Circular are unaudited.  Such financial statements were, in the view of the Company, prepared in accordance with generally accepted accounting principles (GAAP) in the United States.

ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission an Offering Statement under Regulation A of the Act, with respect to securities offered hereby.  This Offering Circular does not contain all of the information set forth in the Offering Statement and the exhibits thereto.  For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Offering Statement and the exhibits filed therewith, which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fees prescribed by the Commission.

The Offering Statement may be inspected without charge at the Commission’s principal office at 100 F Street, NE, Washington, D.C. 20549.

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Offering Circular in connection with the offer made by this Offering Circular; and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.  This Offering Circular does not constitute an offer of any securities, other than those to which it relates, or an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such an offer would be unlawful.

INDEX TO FINANCIAL STATEMENTS

First Light Bancorp

First Light Bancorp

Consolidated Balance Sheet

Unaudited

	June 30,
	2015	2014
Assets
Cash and due from banks	$1,338,992	$1,882,715
Interest-bearing demand deposits in banks	6,488,511	5,571,880
Federal funds sold	373,000	264,000
Cash and cash equivalents	8,200,503	7,718,595
Interest-bearing time deposits in banks	16,966,552	7,427,000
Available-for-sale securities	2,793,066	3,113,784
Loans held for sale	40,000	317,320
Loans net of allowance for loan losses of $1,015,372 and $872,059 at June 30, 2015 and 2014 respectively	79,950,390	63,173,773
Premises and equipment	452,340	485,748
Federal Home Loan Bank stock	442,500	250,000
Foreclosed assets held for sale, net	568,404	706,137
Interest receivable	211,237	185,902
Deferred income taxes	1,253,071	1,507,036
Bank owned life insurance	2,031,171	—
Other	170,096	262,602
Total assets	$113,079,330	$85,147,897

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$13,390,698	$11,587,516
Savings, NOW and money market	41,609,627	30,993,443
Time	34,786,532	28,467,433
Total deposits	89,786,857	71,048,392
Long-term debt	3,000,000	—
Federal Home Loan Bank advances	10,500,000	5,000,000
Interest payable and other liabilities	413,793	251,442
Total liabilities	103,700,650	76,299,834

Stockholders’ Equity
Common stock, no par value; authorized 5,000,000 shares and 2,800,000 shares issued and outstanding 1,527,772 shares and 1,466,086 shares	11,408,318	11,072,889
Accumulated deficit	(2,038,503)	(2,240,876)
Accumulated other comprehensive income	8,865	16,050
Total stockholders’ equity	9,378,680	8,848,063
Total liabilities and stockholders’ equity	$113,079,330	$85,147,897

First Light Bancorp

Consolidated Statements of Income

Unaudited

	Six month period ending June 30
	2015	2014
Interest Income
Loans, including fee	$1,814,064	$1,452,133
Debt securities	25,452	24,477
Federal funds sold	250	211
Deposits with financial institutions	99,468	46,003
Other	14,709	10,836
Total interest income	1,953,943	1,533,660

Interest Expense
Deposits	241,851	178,568
Long-term debt	67,875	—
Federal Home Loan Bank advances	32,698	6,852
Total interest expense	342,424	185,420

Net Interest Income	1,611,519	1,348,240

Provision for Loan Losses	125,000	—

Net Interest Income After Provision for Loan Losses	1,486,519	1,348,240

Noninterest Income
Customer service fees	87,893	79,421
Other loan fees	57,367	48,111
Net gain on loan sales	255,339	179,610
Rental income on foreclosed assets held for sale	—	16,356
Other	31,275	2
Total noninterest income	431,874	323,500

Noninterest Expense
Salaries and employee benefits	1,087,220	866,007
Occupancy	98,514	106,643
Contracted data processing and administrative services	99,921	90,934
Equipment	86,611	73,624
Professional fees	124,408	145,100
Marketing	46,150	42,987
Loss and provisions on foreclosed assets held for sale	—	2,968
Other expenses on foreclosed assets held for sale	23,761	19,366
Deposit insurance premiums and other regulatory fees	50,022	42,793
Other	188,602	164,617
Total noninterest expense	1,805,209	1,555,039

Income Before Income Tax	113,184	116,701

Provision (Credit) for Income Taxes	50,065	51,616

Net Income	$63,119	$65,085

First Light Bancorp

Consolidated Statements of Cash Flows

Six Months Ended June 20, 2015 and 2014

Unaudited

	2015	2014
Operating Activities
Net Income	$63,119	$65,085
Items not requiring (providing) cash
Depreciation	51,142	64,644
Provision for loan losses	125,000	—
Amortization - premiums/discounts on AFS	21,902	34,528
Increase in CSV of life insurance	(31,171)
Deferred income taxes	126,920	41,376
Net loss on sale of foreclosed assets	—	3,589
Changes in
Loans held for sale	389,500	266,455
Interest receivable	21,960	11,023
Other assets	(108,077)	(15,757)
Interest payable and other liabilities	107,458	88,740

Net cash provided by operating activities	767,753	559,683

Investing Activities
Net change in interest bearing time deposits	(5,389,750)	(494,000)
Proceeds from paydowns of available-for-sale-securities	273,477	367,702
Net change in loans	(8,977,708)	(7,846,836)
Purchase of premises and equipment	(47,490)	(53,007)
Purchase of Federal Home Loan Bank stock	(198,000)	(74,500)
Purchase of Bank owned life insurance	(2,000,000)	—
Proceeds from the sale of foreclosed assets	—	11,711

Net cash used in investing activities	(16,339,471)	(8,088,930)

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	4,654,913	2,793,860
Net increase in certificates of deposits	2,862,787	1,502,130
Proceeds from Federal Home Loan Bank advances	6,500,000	3,500,000
Repayment of Federal Home Loan Bank advances	(4,000,000)	(1,000,000)
Proceeds from stock warrants exercised	100,143	—
Net proceeds from issuance of common stock	20,004	168,774

Net cash provided by financing activities	10,137,847	6,964,764

Increase in Cash and Cash Equivalents	(5,433,871)	(564,483)

Cash and Cash Equivalents, Beginning of Year	13,634,374	8,283,082

Cash and Cash Equivalents, End of Year	$8,200,503	$7,718,599

Supplemental Cash Flows Information
Interest paid	$311,256	$183,246
Increase in cash surrender value of life insurance	$31,171	$—
Real estate acquired in settlement of loans	$150,000	$—
Sale and financing of foreclosed assets	$—

First Light Bancorp

Notes to Consolidated Financial Statements

(Unadudited)

Note 1 — Basis of Presentation

The consolidated financial statements include the accounts of First Light Bancorp (the “Company”) and The Commerce Bank, its wholly owned subsidiary.  See Note 1, “Nature of Operations and Summary of Significant Accounting Policies,” in the Company’s Consolidated Financial Statements for the Years Ended December 31, 2014 and 2013 for a complete description of consolidated companies and a summary of significant accounting policies.

The consolidated balance sheets at June 30, 2015 and 2014 and the consolidated statements of operations and cash flows for the six months ended June 30, 2015 and 2014 have been prepared by the Company without audit.  In the opinion of Management, all adjustments, including normally recurring adjustments necessary to present fairly the Company’s financial position, results of operations and cash flows at June 30, 2015, and for all periods presented, have been made.  Certain information and footnote disclosures normally included in the financial statements have been omitted.  These financial statements should be read in conjunction with the Company’s Consolidated Financial Statements for the Years Ended December 31, 2014 and 2013.

The Company has historically experienced, and expects to continue to experience, variability in quarterly results.  Accordingly, the results of operations for the six month ended June 30, 2015, are not necessarily indicative of the operating results expected for the year ending December 31, 2015.

First Light Bancorp

Auditor’s Report and Consolidated Financial Statements

December 31, 2014 and 2013

First Light Bancorp

December 31, 2014 and 2013

Independent Auditor’s Report

Board of Directors

Evansville Commerce Bank

Evansville, Indiana

We have audited the accompanying consolidated financial statements of Evansville Commerce Bank (Bank), which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Bank’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Evansville, Indiana

March 17, 2014

First Light Bancorp

Consolidated Balance Sheets

December 31, 2014 and 2013

	2014	2013
Assets
Cash and due from banks	$1,279,179	$1,482,797
Interest-bearing demand deposits in banks	11,798,195	6,395,285
Federal funds sold	557,000	405,000
Cash and cash equivalents	13,634,374	8,283,082
Interest-bearing time deposits in banks	11,576,802	6,933,000
Available-for-sale securities	2,793,065	3,492,581
Loans held for sale	429,500	583,775
Loans, net of allowance for loan losses of $917,509 and $873,417 at December 31, 2014 and 2013, respectively	71,247,682	55,326,937
Premises and equipment	455,992	497,385
Federal Home Loan Bank stock	244,500	175,500
Foreclosed assets held for sale, net	418,404	721,437
Interest receivable	233,197	196,925
Deferred income taxes	1,373,349	1,558,652
Other	374,452	246,845
Total assets	$102,781,317	$78,016,119

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	$12,521,292	$12,069,656
Savings, NOW and money market	37,824,120	27,717,443
Time	31,923,745	26,965,303
Total deposits	82,269,157	66,752,402
Long-term debt	3,000,000	—
Federal Home Loan Bank advances	8,000,000	2,500,000
Interest payable and other liabilities	306,335	162,702
Total liabilities	93,575,492	69,415,104
Stockholders’ Equity
Common stock, no par value; authorized 2,800,000 shares, issued and outstanding 1,505,953 and 1,433,736 shares	11,288,171	10,904,115
Accumulated deficit	(2,101,622)	(2,305,957)
Accumulated other comprehensive income	19,276	2,857
Total stockholders’ equity	9,205,825	8,601,015
Total liabilities and stockholders’ equity	$102,781,317	$78,016,119

See Notes to Consolidated Financial Statements

First Light Bancorp

Consolidated Statements of Income

Years Ended December 31, 2014 and 2013

	2014	2013
Interest Income
Loans, including fees	$3,126,504	$2,621,038
Debt securities	52,391	46,836
Federal funds sold	478	411
Deposits with financial institutions	108,413	92,576
Other	23,624	26,727
Total interest income	3,311,410	2,787,588
Interest Expense
Deposits	389,551	347,230
Long-term debt	4,125	—
Federal Home Loan Bank advances	25,669	5,422
Total interest expense	419,345	352,652
Net Interest Income	2,892,065	2,434,936
Provision for Loan Losses	108,332	—
Net Interest Income After Provision for Loan Losses	2,783,733	2,434,936
Noninterest Income
Customer service fees	147,579	168,664
Other loan fees	94,668	151,870
Net gains on loan sales	493,634	520,727
Rental income on foreclosed assets held for sale	18,621	56,443
Other	9	7,374
Total noninterest income	754,511	905,078
Noninterest Expense
Salaries and employee benefits	1,820,084	1,690,477
Occupancy	209,595	216,374
Contracted data processing and administrative services	176,819	153,210
Equipment	145,548	143,793
Professional fees	285,610	210,993
Marketing	78,319	98,533
Loss and provisions on foreclosed assets held for sale	40,336	61,780
Other expenses on foreclosed assets held for sale	40,723	60,423
Deposit insurance premiums and other regulatory fees	80,434	96,461
Other	300,921	286,918
Total noninterest expense	3,178,389	3,018,962
Income Before Income Tax	359,855	321,052
Provision (Credit) for Income Taxes	155,520	(1,558,652)
Net Income	$204,335	$1,879,704

See Notes to Consolidated Financial Statements

First Light Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2014 and 2013

	2014	2013

Net Income	$204,335	$1,879,704

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes (benefit) of $10,497 and $(35,178) for 2014 and 2013, respectively	16,419	(55,022)

Comprehensive Income	$220,754	$1,824,682

See Notes to Consolidated Financial Statements

First Light Bancorp

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2014 and 2013

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Deficit	Income	Total

Balance, January 1, 2013	1,225,749	$9,810,154	$(4,185,661)	$57,879	$5,682,372

Net income	—	—	1,879,704	—	1,879,704
Issuance of stock, net of stock offering expenses of $29,169	207,987	1,093,961	—	—	1,093,961
Other comprehensive loss	—	—	—	(55,022)	(55,022)

Balance, December 31, 2013	1,433,736	10,904,115	(2,305,957)	2,857	8,601,015

Net income	—	—	204,335	—	204,335
Issuance of stock, net of stock offering expenses of $5,916	32,350	168,774	—	—	168,774
Stock warrants exercised	39,867	215,282	—	—	215,282
Other comprehensive income	—	—	—	16,419	16,419

Balance, December 31, 2014	1,505,953	$11,288,171	$(2,101,622)	$19,276	$9,205,825

First Light Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2014 and 2013

	2014	2013
Operating Activities
Net income	$204,335	$1,879,704
Items not requiring (providing) cash
Depreciation	127,937	133,879
Provision for loan losses	108,332	—
Amortization	59,466	95,900
Deferred income taxes	173,005	(1,558,652)
Provision for losses on foreclosed assets	37,000	60,119
Net loss on sale of foreclosed assets	2,806	1,661
Changes in
Loans held for sale	154,275	153,225
Interest receivable	(36,272)	(37,370)
Other assets	(127,607)	155,000
Interest payable and other liabilities	143,633	36,484
Net cash provided by operating activities	846,910	919,950
Investing Activities
Net change in interest-bearing time deposits	(4,643,802)	1,215,000
Proceeds from paydowns of available-for-sale securities	668,767	985,026
Net change in loans	(15,886,457)	(10,846,240)
Purchase of premises and equipment	(86,544)	(58,931)
Purchase of Federal Home Loan Bank stock	(69,000)	(65,200)
Proceeds from the sale of foreclosed assets	120,607	231,867
Net cash used in investing activities	(19,896,429)	(8,538,478)
Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	451,636	5,242,926
Net increase in certificates of deposit	15,065,119	1,192,023
Proceeds from Federal Home Loan Bank advances	8,000,000	4,500,000
Repayment of Federal Home Loan Bank advances	(2,500,000)	(3,500,000)
Proceeds from long-term debt	3,000,000	—
Proceeds from stock warrants exercised	215,282	—
Net proceeds from issuance of common stock	168,774	1,093,961
Net cash provided by financing activities	24,400,811	8,528,910
Increase in Cash and Cash Equivalents	5,351,292	910,382
Cash and Cash Equivalents, Beginning of Year	8,283,082	7,372,700
Cash and Cash Equivalents, End of Year	$13,634,374	$8,283,082
Supplemental Cash Flows Information
Interest paid	$411,927	$353,723
Real estate acquired in settlement of loans	$—	$30,000
Sale and financing of foreclosed assets	$142,620	$123,505

See Notes to Consolidated Financial Statements

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 1:                                Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

First Light Bancorp (Holding Company) is a bank holding company, the principal activity of which is the ownership and management of its wholly owned subsidiary, Evansville Commerce Bank (Bank).  The Holding Company was incorporated February 5, 2014.  The Bank is a full service commercial bank located in Evansville, Indiana.  The Bank has one wholly owned subsidiary, EvCB Real Estate Holdings, LLC, which holds certain assets previously foreclosed by the Bank.  The Bank is subject to competition from other financial institutions.  The Company is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

On September 3, 2014, the Plan of Exchange (Share Exchange) dated February 5, 2014, as approved by the Department of Financial Institutions on August 1, 2014, became effective.  Pursuant to the Share Exchange, each issued and outstanding share of Bank common stock were exchanged for one share of Company common stock.  As a result of the Share Exchange, the Company acquired and became the sole shareholder of the Bank.  Additionally, as a result of the Share Exchange, the holders of shares of Bank common stock became the shareholders of the Company.  The transaction was accounted for in a manner similar to a pooling of interests.

The consolidated financial statements include the accounts of the Holding Company, the Bank and its subsidiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses (ALL), valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2014 and 2013, cash equivalents consisted primarily of interest-bearing deposits and federal funds sold.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

At December 31, 2014, the Company’s cash accounts exceeded federally insured limits by approximately $12,125,000.  This amount is made up of cash held at the Federal Reserve Bank (FRB), a correspondent bank and federal funds sold.

The Company had $557,000 and $405,000 in federal funds sold through an agent agreement with one correspondent bank at December 31, 2014 and 2013, respectively.

Interest-Bearing Time Deposits in Banks

Interest-bearing time deposits in banks have maturities of one year or greater and are carried at cost.

Securities

Securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method.

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains and losses on loan sales are recorded in noninterest income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the ALL, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The ALL is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The ALL is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets, generally three to seven years.  Leasehold improvements are capitalized and depreciated over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Share-Based Compensation

At December 31, 2014, the Company has a share-based executive compensation plan, which is described more fully in Note 11.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities and enacted changes in tax rates and laws are recognized in the period in which they occur.  Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.  With a few exceptions, the Bank is no longer subject to U.S. federal, state, local or non-U.S. income tax examinations by tax authorities for years before 2011.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes.  Other comprehensive income (loss) consists exclusively of unrealized appreciation (depreciation) on available-for-sale securities.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 2:                                Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available-for-Sale Securities
Mortgage-backed securities — GSE residential	$2,761,491	$31,574	$—	$2,793,065

2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-Sale Securities
Mortgage-backed securities — GSE residential	$3,489,724	$11,438	$(8,581)	$3,492,581

The carrying value of securities pledged as collateral for FHLB advances was approximately $2,793,000 and $3,493,000 at December 31, 2014 and 2013, respectively.

There were no sales of available-for-sale securities in 2014 and 2013.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2013, was $1,438,889, which is approximately 41% of the Company’s available-for-sale investment portfolio.  These declines primarily resulted from recent increases in market interest rates.  Management believes the declines in fair value for these securities are temporary.  There were no debt securities with unrealized losses at December 31, 2014.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following table shows the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013:

	2013
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses	Value	Losses

Available-for-sale securities
Mortgage-backed securities — GSE residential	$1,438,889	$(8,581)	$—	$—	$1,438,889	$(8,581)

Total temporarily impaired securities	$1,438,889	$(8,581)	$—	$—	$1,438,889	$(8,581)

Note 3:                                Loans and Allowance for Loan Losses

Classes of loans at December 31, 2014 and 2013, include:

	2014	2013
Construction and land development	$2,160,970	$3,121,794
Residential real estate	13,646,079	9,863,480
Commercial
Real estate	34,902,497	25,819,897
Industrial	20,866,381	17,034,843
Consumer	588,154	343,103
Other	1,110	17,237
	72,165,191	56,200,354
Less allowance for loan losses	917,509	873,417
Net loans	$71,247,682	$55,326,937

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2014 and 2013:

	2014
	Construction		Commercial
	and Land	Residential	Real			Other
	Development	Real Estate	Estate	Industrial	Consumer	Loans	Total

Losses
Balance, beginning of	$56,019	$40,178	$637,462	$134,033	$5,197	$528	$873,417
Provision charged to expense	(32,490)	96,918	10,923	35,363	(1,855)	(527)	108,332
Losses charged off	—	—	(63,500)	(1,980)	—	—	(65,480)
Recoveries	—	—	—	1,240	—	—	1,240

Balance, end of year	$23,529	$137,096	$584,885	$168,656	$3,342	$1	$917,509
Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance
Collectively evaluated for impairment	$23,529	$137,096	$584,885	$168,656	$3,342	$1	$917,509

	2014
	Construction		Commercial
	and Land	Residential	Real			Other
	Development	Real Estate	Estate	Industrial	Consumer	Loans	Total

Loans
Ending balance	$2,160,970	$13,646,079	$34,902,497	$20,866,381	$588,154	$1,110	$72,165,191
Ending balance
Individually evaluated for impairment	$—	$—	$55,000	$—	$—	$—	$55,000
Ending balance
Collectively evaluated for impairment	$2,160,970	$13,646,079	$34,847,497	$20,866,381	$588,154	$1,110	$72,110,191

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	Construction		Commercial
	and Land	Residential	Real			Other
	Development	Real Estate	Estate	Industrial	Consumer	Loans	Total

Losses
Balance, beginning of	$56,019	$83,262	$637,237	$132,803	$5,197	$528	$915,046
Provision charged to expense	—	—	—	—	—	—	—
Losses charged off	—	(43,084)	—	—	—	—	(43,084)
Recoveries	—	—	225	1,230	—	—	1,455

Balance, end of year	$56,019	$40,178	$637,462	$134,033	$5,197	$528	$873,417
Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance
Collectively evaluated for impairment	$56,019	$40,178	$637,462	$134,033	$5,197	$528	$873,417
Loans
Ending balance	$3,121,794	$9,863,480	$25,819,897	$17,034,843	$343,103	$17,237	$56,200,354
Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance
Collectively evaluated for impairment	$3,121,794	$9,863,480	$25,819,897	$17,034,843	$343,103	$17,237	$56,200,354

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on:  current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis generally includes all loans and is generally performed at least quarterly.  The Company uses the following definitions for its adversely classified risk ratings:

Substandard.  Loans classified as substandard are inadequately protected by the borrower’s current net worth, paying capacity of the borrower or the fair value of collateral.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt obligation by the borrower.  These are characterized by the reasonable possibility that some loss will be sustained if the deficiencies are not favorably resolved.

Nonaccrual.  An asset classified as nonaccrual has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.  An asset enters the nonaccrual classification generally upon becoming greater than 90 days past due.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

Construction and Land Development Real Estate:  Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners.  Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained.  These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.  Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Residential 1 - 4 Family Real Estate:  Residential 1 - 4 family real estate loans are generally secured by owner-occupied 1 - 4 family residences.  Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers.  Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income.  Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate:  Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan.  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate.  Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial Industrial:  The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions.  The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation.  Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer and Other:  The consumer and other loan portfolios consist of various term and line-of-credit loans, such as automobile loans and loans for other personal purposes.  Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose.  Credit risk is driven by consumer economic factors, such as unemployment and general economic conditions in the Company’s market area, and the creditworthiness of a borrower.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31, 2014 and 2013:

	2014
	Construction		Commercial
	and Land	Residential	Real			Other
	Development	Real Estate	Estate	Industrial	Consumer	Loans	Total

Pass	$2,160,970	$13,646,079	$33,409,734	$20,866,381	$588,154	$1,110	$70,672,428
Substandard	—	—	1,437,763	—	—	—	1,437,763
Nonaccrual	—	—	55,000	—	—	—	55,000

Total	$2,160,970	$13,646,079	$34,902,497	$20,866,381	$588,154	$1,110	$72,165,191

	2013
	Construction		Commercial
	and Land	Residential	Real			Other
	Development	Real Estate	Estate	Industrial	Consumer	Loans	Total

Pass	$3,121,794	$9,863,480	$24,931,133	$17,034,843	$343,103	$17,237	$55,311,590
Substandard	—	—	888,764	—	—	—	888,764
Nonaccrual	—	—	—	—	—	—	—

Total	$3,121,794	$9,863,480	$25,819,897	$17,034,843	$343,103	$17,237	$56,200,354

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis.  No significant changes were made to either during the past year.

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2014 and 2013:

	2014
	30 - 59	60 - 89	Greater	Total		Total	Total Loans >
	Days	Days	Than	Past		Loans	90 Days and
	Past Due	Past Due	90 Days	Due	Current	Receivable	Accruing

Construction and land development	$—	$—	$—	$—	$2,160,970	$2,160,970	$—
Residential real estate	361,023	—	—	361,023	13,285,056	13,646,079	—
Commercial
Real estate	143,989	—	—	143,989	34,758,508	34,902,497	—
Industrial	—	—	—	—	20,866,381	20,866,381	—
Consumer	—	—	—	—	588,154	588,154	—
Other loans	—	—	—	—	1,110	1,110	—

Total	$505,012	$—	$—	$505,012	$71,660,179	$72,165,191	$—

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	30 - 59	60 - 89	Greater	Total		Total	Total Loans >
	Days	Days	Than	Past		Loans	90 Days and
	Past Due	Past Due	90 Days	Due	Current	Receivable	Accruing

Construction and land development	$—	$—	$—	$—	$3,121,794	$3,121,794	$—
Residential real estate	—	—	—	—	9,863,480	9,863,480	—
Commercial
Real estate	69,672	—	—	69,672	25,750,225	25,819,897	—
Industrial	—	—	—	—	17,034,843	17,034,843	—
Consumer	—	—	—	—	343,103	343,103	—
Other loans	—	—	—	—	17,237	17,237	—

Total	$69,672	$—	$—	$69,672	$56,130,682	$56,200,354	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.  At December 31, 2014 and 2013, the Company had no loans that had been modified in troubled debt restructurings.

The following table presents impaired loans for the year ended December 31, 2014.  At December 31, 2013, the Company had no loans that it considered to be impaired.  The average investment in impaired loans in 2013 was approximately $16,000.

2014
Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

Loans without a specific valuation allowance
Construction and land development	$—	$—	$—	$—	$—
Residential real estate	$—	$—	$—	$—	$—
Commercial
Real estate	$55,000	$118,502	$—	$114,716	$5,323
Industrial	$—	$—	$—	$—	$—
Consumer	$—	$—	$—	$—	$—
Other loans	$—	$—	$—	$—	$—

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

2014
Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized

Loans with a specific valuation allowance
Construction and land development	$—	$—	$—	$—	$—
Residential real estate	$—	$—	$—	$—	$—
Commercial
Real estate	$—	$—	$—	$—	$—
Industrial	$—	$—	$—	$—	$—
Consumer	$—	$—	$—	$—	$—
Other loans	$—	$—	$—	$—	$—

Total
Construction and land development	$—	$—	$—	$—	$—
Residential real estate	—	—	—	—	—
Commercial
Real estate	55,000	118,502	—	114,716	5,323
Industrial	—	—	—	—	—
Consumer	—	—	—	—	—
Other loans	—	—	—	—	—

Total impaired loans	$55,000	$118,502	$—	$114,716	$5,323

Note 4:                                Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2014	2013

Leasehold improvements	$434,029	$413,884
Equipment, furniture and software	1,002,510	936,112
	1,436,539	1,349,996
Less accumulated depreciation and amortization	980,547	852,611

Net premises and equipment	$455,992	$497,385

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 5:                                Interest-Bearing Deposits and Time Deposits

Interest-bearing deposits in denominations of $250,000 or more were approximately $21,980,000 on December 31, 2014, and $16,931,000 on December 31, 2013.  These figures include brokered deposits of $14,560,000 and $12,832,000 at December 31, 2014 and 2013, respectively.

At December 31, 2014, the scheduled maturities of time deposits are as follows:

2015	$14,647,518
2016	5,693,174
2017	4,808,623
2018	5,187,910
2019	1,586,520

$31,923,745

Note 6:                                Federal Home Loan Bank Advances and Long-Term Debt

Borrowings and debt consist of the following at December 31, 2014 and 2013:

	2014	2013

FHLB advances (A)	$8,000,000	$2,500,000
Note payable (B)	3,000,000	—

Total	$11,000,000	$2,500,000

(A)       The FHLB advances are secured by mortgage loans and investment securities totaling approximately $15,473,000 at December 31, 2014.  Advances at interest rates from 0.32% to 1.65% are subject to restrictions or penalties in the event of prepayment.  The advances mature in the following years ending December 31:

2015	$5,500,000
2019	2,500,000

$8,000,000

(B)       Note payable to a bank dated December 23, 2014, maturing December 23, 2026, with interest only payments for eight consecutive quarters beginning March 23, 2015, converting to quarterly payments of principal and interest, thereafter, until maturity.  The interest rate is fixed at 4.50% for the first five years, adjusts to the prevailing prime rate (as published in “The Wall Street Journal”), plus a margin of 1.25% for the second five years and adjusts to the prevailing prime rate, plus a margin of 0.75% for the final two years.  Under certain circumstances, the

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

interest rate may be reduced in any given year by up to 0.50%.  The note is secured by 100% of the Company’s authorized and outstanding stock in the Bank.

In connection with the note payable, the Company is required, among other things, to maintain certain financial covenants.

Note 7:                                Income Taxes

The provision (credit) for income taxes includes these components:

	2014	2013

Taxes currently payable (receivable)	$(17,485)	$—
Deferred income taxes	173,005	239,891
Changes in the deferred tax asset valuation allowance	—	(1,798,543)

Income tax expense (credit)	$155,520	$(1,558,652)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense (credit) is shown below:

	2014	2013

Computed at the statutory rate (34%)	$122,351	$109,157
Increase resulting from
State income taxes	16,583	18,681
Changes in the deferred tax asset valuation allowance	—	(1,798,543)
Other	16,586	112,053

Actual tax expense (credit)	$155,520	$(1,558,652)

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2014	2013

Deferred tax assets
Allowance for loan losses	$357,564	$345,961
Foreclosed assets held for sale	93,894	98,676
Organizational costs	102,643	107,051
Net operating loss carryforwards	910,787	1,049,520
Other, net	50,627	(42,556)
	1,515,515	1,558,652

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2014	2013

Deferred tax liabilities
Depreciation	$47,697	$—
Unrealized gain on available-for-sale securities	12,298	—
Other	82,171	—
	142,166	—
Net deferred tax asset before valuation allowance	1,373,349	1,558,652
Valuation allowance
Beginning balance	—	1,798,543
Increase (decrease) during the period	—	(1,798,543)
Ending balance	—	—
Net deferred tax asset	$1,373,349	$1,558,652

Recognition of deferred tax assets and any current tax benefit are subject to valuation adjustments if it is more likely than not that some portion or all of the deferred tax assets or current tax benefit may not be realized.  Determination of whether realization is more likely than not is based on available evidence and judgment.  As of December 31, 2013, management reviewed the Company’s deferred tax asset and determined that it was more likely than not that the asset will be fully utilized based upon projections of future income.  As a result, the Company fully reversed the valuation allowance.

No federal or state income taxes were paid during 2014 or 2013.

As of December 31, 2014, the Bank had net operating loss carryforwards for federal and state income tax purposes expiring as follows:

	Federal	State
2022	$—	$406,000
2023	—	872,000
2024	—	1,249,000
2025	—	91,000
2026	32,000	198,000
2027	703,000	346,000
2028	337,000	—
2029	64,000	—
2030	460,000	—
2031	268,000	—
2032	294,000	—
2033	30,000	—
	$2,188,000	$3,162,000

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Utilization of the Bank’s federal net operating loss carryforwards to reduce taxes payable in future periods is subject to an annual limitation $(189,000) due to the ownership change limitations set forth in Internal Revenue Code Section 382.

Note 8:                                Accumulated Other Comprehensive Income

Accumulated other comprehensive income included in stockholders’ equity consists solely of net unrealized gains on available-for-sale securities and was $19,276 and $2,857 at December 31, 2014 and 2013, respectively, net of taxes of $12,298 and $0, respectively.

No amounts were reclassified from accumulated other comprehensive income to net income during the years ended December 31, 2014 and 2013.

Note 9:                                Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2014 and 2013, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2014, the most recent notification from Bank regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Bank’s actual capital amounts and ratios are also presented in the table.

					Minimum to Be Well
					Capitalized Under
			Minimum Capital		Corrective Action
	Actual		Requirement		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2014
Total capital (to risk-weighted assets)	$11,323,000	16.91%	$5,357,000	8.00%	$6,696,000	10.00%
Tier I capital (to risk-weighted assets)	$10,484,000	15.65%	$2,680,000	4.00%	$4,019,000	6.00%
Tier I capital (to average assets)	$10,484,000	11.26%	$3,724,000	4.00%	$4,655,000	5.00%

As of December 31, 2013
Total capital (to risk-weighted assets)	$7,805,000	14.06%	$4,441,000	8.00%	$5,551,000	10.00%
Tier I capital (to risk-weighted assets)	$7,116,000	12.82%	$2,220,000	4.00%	$3,330,000	6.00%
Tier I capital (to average assets)	$7,116,000	10.05%	$2,832,000	4.00%	$3,540,000	5.00%

The Bank is prohibited from paying dividends without prior regulatory approval.

Note 10:                         Related-Party Transactions

At December 31, 2014 and 2013, the Bank had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) of approximately $5,878,000 and $4,686,000, respectively.

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Bank at December 31, 2014 and 2013, approximated $7,303,000 and $4,950,000, respectively.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 11: Employee Benefits

401(k) Plan

Subject to eligibility requirements, the Company’s employees participate in an employee 401(k) retirement plan.  Employer contributions charged to expense by the Bank for this plan were $22,735 in 2014 and $22,783 in 2013.

Phantom Stock Plan

During 2014, the Company adopted a Phantom Stock Plan (Plan) for the benefit of certain Company executives (Participants).  Under the Plan, the Participants are awarded certain amounts of Phantom Stock Units (PSUs) as dictated by separate Award Agreements executed between the Participants and the Company.  The Company issued 6,482 PSUs under certain Award Agreements executed in 2014 with annual vesting schedules over a three year service period beginning on
July 1, 2014.  The PSUs become fully vested immediately upon the earliest of:  (i) the Participants’ attainment of normal retirement age, (ii) the Participants’ termination of employment due to death or disability, or (iii) change in control.  Any nonvested PSUs are forfeited upon voluntary termination of employment prior to normal retirement age.  All PSUs are immediately terminated upon termination of employment for cause.  The PSUs are to be settled in cash at July 1, 2017; however, settlement may be deferred at the option of the Participants.  At December 31, 2014, none of the PSUs were vested or had been forfeited or settlement deferred.  The PSUs do represent hypothetical shares of stock.  No actual stock is issued to the Participants.  Further, the award of PSUs does not entitle the Participants to any voting rights or other shareholder rights.

Additionally, Participants may be granted additional PSUs at the sole discretion of the board of directors, or a subcommittee thereof via separate award agreements.  During the year ended December 31, 2014, the Company issued approximately 5,927 of PSUs to certain executives as part of an incentive compensation plan.  Such PSUs were subject to immediate vesting and are to be settled in cash at January 1, 2018; however, settlement may be deferred at the option of the Participants.

The fair value of the PSUs are included within other liabilities in the consolidated balance sheet as of December 31, 2014.  Compensation cost will be recorded each reporting period based upon the change in the fair value of the PSUs.  The Company recorded approximately $42,000 of compensation cost relative to the PSUs for the year ended December 31, 2014.

Note 12:                         Operating Lease

The Company leases its banking facility, approximately 14,000 square feet, under a noncancellable operating lease that expires January 31, 2018.  The lease contains two five-year tenant controlled options to renew at fair value.  Rental expense for the lease was approximately $164,000 and $172,000 for the years ended December 31, 2014 and 2013, respectively.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Future minimum lease payments under the operating lease are:

2015	$180,531
2016	180,531
2017	180,531
2018	15,044
Total minimum lease payments	$556,637

Note 13:                              Combination of Commonly Controlled Interests (Formation of Holding Company)

On September 3, 2014, each issued and outstanding share of Bank common stock was exchanged for one share of common stock of the Holding Company.  Because majority ownership of the Holding Company and Bank are substantially the same, this combination was accounted for in a manner similar to a pooling of interests, using the Bank’s book values at the exchange date.

Note 14:                         Disclosures About Fair Value of Assets

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs.  There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1                        Quoted prices in active markets for identical assets or liabilities

Level 2                        Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3                        Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Recurring Measurements

The following tables present the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

2014
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Mortgage-backed securities — GSE residential	$2,793,065	$—	$2,793,065	$—

2013
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Mortgage-backed securities — GSE residential	$3,492,581	$—	$3,492,581	$—

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in valuation techniques during the year ended December 31, 2014.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities,

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

prepayments, defaults, cumulative loss projections and cash flows.  Such securities are classified in Level 2 of the valuation hierarchy.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  At December 31, 2014 and 2013, the Company had no securities with fair values estimated using Level 1 or Level 3 inputs.

Nonrecurring Measurements

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

2014
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Foreclosed assets held for sale, net	$100,000	$—	$—	$100,000

2013
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Foreclosed assets held for sale, net	$630,243	$—	$—	$630,243

Foreclosed Assets Held for Sale, Net

Foreclosed assets held for sale (OREO) are carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired.  Estimated fair value of OREO is based on appraisals or evaluations.  OREO is classified within Level 3 of the fair value hierarchy.

Appraisals of OREO are obtained when the real estate is acquired and subsequently as deemed necessary by the senior lending officer and president (generally updated appraisals are obtained annually).  Appraisals are reviewed for accuracy and consistency by the senior vice president of finance.  Appraisers are selected from the list of approved appraisers maintained by management.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements:

	Fair Value at			Range
	December 31,	Valuation	Unobservable	(Weighted
	2014	Technique	Inputs	Average)
Foreclosed assets held for sale, net	$100,000	Market comparable properties	Marketability discount	14% - 14% (14)%

	Fair Value at			Range
	December 31,	Valuation	Unobservable	(Weighted
	2013	Technique	Inputs	Average)
Foreclosed assets held for sale, net	$630,243	Market comparable properties	Marketability discount	7% - 11% (10)%

Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2014 and 2013:

	2014		2013
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Vaue

Financial Assets
Cash and cash equivalents	$13,634,374	$13,634,374	$8,283,082	$8,283,082
Available-for-sale securities	$2,793,065	$2,793,065	$3,492,581	$3,492,581
Loans held for sale	$429,500	$429,500	$583,775	$583,775
Loans, net of allowance for loan losses	$71,247,682	$71,348,729	$55,326,937	$55,410,559
FHLB stock	$244,500	$244,500	$175,500	$175,500
Interest receivable	$233,197	$233,197	$196,925	$196,925

Financial Liabilities
Deposits	$82,269,157	$82,211,610	$66,752,402	$66,584,518
FHLB advances	$8,000,000	$8,010,000	$2,500,000	$2,500,000
Long-term debt	$3,000,000	$3,000,000	$—	$—
Interest payable	$17,975	$17,975	$10,059	$10,059

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents

The carrying amount approximates fair value.

Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale.  The carrying amount is the amount funded and accrued interest.

Loans, Net of Allowance for Loan Losses

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities.  The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity and the structure and term of the loans along with local economic and market conditions.

Nonmarketable Equity Securities (Federal Home Loan Bank Stock)

Fair value is estimated at book value due to restrictions that limit the sale or transfer of such securities.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value.  The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Fair value of term deposits is estimated by discounting the future cash flows using rates of similar deposits with similar maturities.  The market rates used were obtained from a knowledgeable independent third party and reviewed by the Company.

The estimated fair value of demand, NOW, savings and money market deposits is the book value since rates are regularly adjusted to market rates and amounts are payable on demand at the reporting date.

Federal Home Loan Bank Advances and Long-Term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing advances and debt.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Letters of Credit and Lines of Credit

The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 15:                         Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the ALL are reflected in the note regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk.  Other significant estimates not discussed in those footnotes include:

Investments

The Company invests in various investment securities.  Investment securities are exposed to various risks, such as interest rate, market and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.

Note 16:                         Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Mortgage loans in the process of origination represent amounts the Company plans to fund within a normal period of 60 to 90 days and which are intended for sale to investors in the secondary market.  Total mortgage loans in the process of origination amounted to $618,600 and $204,000 at December 31, 2014 and 2013, respectively.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Forward Sale Commitments

Forward sale commitments are commitments to sell residential mortgage loans the Company originates as part of its mortgage banking activities.  The Company commits to sell the loans at specified prices in a future period, typically within 10 days.  These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale since the Company is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.  The fair values of Company’s forward sale commitments were immaterial at December 31, 2014 and 2013.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2014, the Company had granted unused lines of credit to borrowers aggregating approximately $6,991,000 and $3,667,000 for commercial lines and open-end consumer lines, respectively.  At December 31, 2013, unused lines of credit to borrowers aggregated approximately $3,429,000 for commercial lines and $1,965,000 for open-end consumer lines.

Note 17:                         Stockholders’ Equity Transactions and Warrants

Stock Issuance

In December 2013, the Company issued 207,987 shares of common stock.  The stock was issued to certain directors and to a bank holding company.  The stock was issued at $5.40 per share.  In conjunction with the stock (100,000 shares) issued to the bank holding company, 33,333 detachable warrants were issued.  No value was assigned to the warrants.

During 2014, the Company issued 31,750 shares of common stock.  The stock was issued to a bank holding company.  The stock was issued at $5.40 per share.  In conjunction with the stock issuance, 10,583 detachable warrants were issued.  No value was assigned to the warrants.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Warrants

2011 Stock Issuance

The Company issued 277,842 of detachable and transferrable warrants in connection with its 2011 stock offering.  No value was assigned to the warrants.  Each warrant allows the holder to acquire one share of the stock for $5.40 during the five-year period immediately following the purchase of the warrant.  As of December 31, 2014 and 2013, 237,152 and 277,619 of these warrants remained outstanding.

2013 Stock Issuance

The Company issued 33,333 detachable and nontransferrable warrants in December 2013 to a bank holding company.  No value was assigned to the warrants.  Each warrant allows the holder to acquire one share of the stock for $5.40.  The warrants expire October 7, 2016.  As of December 31, 2014 and 2013, all of these warrants remained outstanding.

2014 Stock Issuance

The Company issued 10,583 detachable and nontransferable warrants in June 2014 to a bank holding company.  No value was assigned to the warrants.  Each warrant allows the holder to acquire one share of stock for $5.40.  The warrants expire October 7, 2016.  As of December 31, 2014, all of these warrants remain outstanding.

Note 18:                         Subsequent Events

Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the consolidated financial statements were available to be issued.

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Note 19: Condensed Financial Information (Holding Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Holding Company:

Condensed Balance Sheets

	2014	2013

Assets
Cash and due from banks	$406,600	$—
Investment in common stock of subsidiary	11,787,219	8,601,015
Other assets	29,484	—

Total assets	$12,223,303	$8,601,015

Liabilities
Long-term debt	$3,000,000	$—
Other liabilities	17,478	—

Total liabilities	3,017,478	—

Stockholders’ Equity	9,205,825	8,601,015

Total liabilities and stockholders’ equity	$12,223,303	$8,601,015

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Condensed Statements of Income and Comprehensive Income

	2014	2013

Income — Dividends from subsidiary	$100,000	$—

Expenses
Interest expense	4,125	—
Salaries and employee benefits	29,075	—
Legal and professional fees	42,956	—

Total expenses	76,156	—

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	23,844	—

Income Tax Benefit	29,480	—

Income Before Equity in Undistributed Net Income of Subsidiary	53,324	—

Equity in Undistributed Net Income of Subsidiary	151,011	1,879,704

Net Income	$204,335	$1,879,704

Comprehensive Income	$220,754	$1,824,682

First Light Bancorp

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Condensed Statements of Cash Flows

	2014	2013

Operating Activities
Net income	$204,335	$1,879,704
Items not requiring (providing) cash
Equity in income of subsidiary	(151,011)	(1,879,704)
Deferred income taxes	(29,484)	—
Change in other liabilities	17,478	—

Net cash provided by operating activities	41,318	—

Investing Activity — Capital contribution to subsidiary (Bank)	(2,850,000)	—

Financing Activities
Proceeds from long-term debt	3,000,000	—
Proceeds from stock warrants exercised	215,282	—

Net cash provided by financing activities	3,215,282	—

Net Change in Cash and Due From Banks	406,600	—
Cash and Due From Banks, Beginning of Year	—	—

Cash and Due From Banks, End of Year	$406,600	$—

Supplemental Cash Flows Information
Increase in investment in common stock of subsidiary resulting from issuance of Bank common stock prior to Share Exchange	$168,774	$—

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on September 22, 2015.

FIRST LIGHT BANCORP

By	/s/ Thomas L. Austerman
Thomas L. Austerman
Director, President and Chief Executive Officer
(Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities as of the 22nd day of September 2015.

/s/ Thomas L. Austerman
Thomas L. Austerman
Director, President and Chief Executive Officer
(Principal Executive Officer)

/s/ John Schenk
John Schenk
Treasurer
(Principal Financial and Accounting Officer)

/s/ Reed S. Schmitt*
Reed S. Schmitt
Chairman of the Board of Directors

/s/ J.P. Engelbrecht*
J.P. Engelbrecht
Director

/s/ Lester R. Hammer*
Lester R. Hammer
Director

/s/ William W. Harrod*
William W. Harrod
Director

/s/ Mark R. Ide*
Mark R. Ide
Director

/s/ Arthur W. Klipsch*
Arthur W. Klipsch
Director

/s/ Robert B. Wright*
Robert B. Wright
Director

*By:	/s/ Thomas L. Austerman
Thomas L. Austerman, Attorney-in-Fact

INDEX TO EXHIBITS

2(a)	Articles of Incorporation of First Light Bancorp

2(b)	By-Laws of First Light Bancorp

4(a)	Form of Rights Offering Subscription Agreement

4(b)	Form of Clarksville Subscription Agreement

6(a)	Employment Agreement, dated July 1, 2015, between First Light Bancorp and Thomas L. Austerman

6(b)	Deferred Compensation Plan, dated July 1, 2015, between First Light Bancorp and Thomas L. Austerman

6(c)	Change in Control Agreement, dated September 10, 2015, between First Light Bancorp and Thomas L. Austerman

6(d)	Employment Agreement, dated August 20, 2014, between Evansville Commerce Bank and Lucas J. Yaeger

6(e)	Change in Control Agreement, dated August 20, 2014, between Evansville Commerce Bank and Lucas J. Yaeger

6(f)	Employment Agreement, dated August 29, 2014, between Evansville Commerce Bank and John M. Schenk

6(g)	Change in Control Agreement, dated September 5, 2014, between Evansville Commerce Bank and John M. Schenk

6(h)	Business Loan Agreement, dated December 23, 2014, between First Light Bancorp and The Paducah Bank and Trust Company

6(i)	Evansville Commerce Bank Phantom Stock Plan, dated August 20, 2014

8	Form of Escrow Agreement

10	Power of Attorney

11(a)	Consent of BKD LLP

11(b)	Consent of SmithAmundsen LLC (incorporated by reference to Exhibit 12)

12	Opinion of SmithAmundsen LLC